UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cullen/Frost Bankers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 PROXY STATEMENT

INTEGRITY

CARING

EXCELLENCE

Cullen/Frost Bankers, Inc.

111 West Houston Street

San Antonio, Texas 78205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 27, 2022

To the Shareholders of

CULLEN/FROST BANKERS, INC.:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Cullen/Frost Bankers, Inc. (“Cullen/Frost” or the “Company”) will be held in the Frost Tower Conference Center, 111 West Houston Street, San Antonio, Texas 78205, on Wednesday, April 27, 2022, at 10:30 a.m., San Antonio time, for the following purposes:

1.	To elect eleven Director nominees to serve on the Board of Directors of Cullen/Frost for a one-year term that will expire at the 2023 Annual Meeting of Shareholders;

2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2022;

3.	To provide nonbinding approval of executive compensation; and

4.	To transact any other business that may properly come before the meeting.

The record date for the determination of the shareholders entitled to receive notice of and vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 3, 2022. A list of all shareholders entitled to vote will be available for inspection by shareholders during regular business hours for at least 10 days prior to the Annual Meeting at our principal offices at 111 West Houston Street, Suite 100, San Antonio, Texas 78205. This list will be available at the Annual Meeting.

Your vote is very important. Shareholders of record may vote by following the instructions on their proxy card. You can vote your shares over the internet, phone or email. If you received a paper proxy card by mail, you may also vote by signing, dating and returning the proxy card by mail.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to supersede the proxy and vote your shares in person.

Shareholders attending the meeting should take elevators from the Frost Tower lobby to Floor 14, where Conference Center staff will direct you to the meeting room. All shareholders are cordially invited to attend the Annual Meeting.

We will first mail the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to certain shareholders on or about Thursday, March 17, 2022. Shareholders who do not receive the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting will continue to receive a paper copy of our proxy materials, which will be sent on or about the same day. All proxy materials will be available by March 17, 2022 at cfrvoteproxy.com.

By Order of the Board of Directors,

COOLIDGE E. RHODES, JR.
Group Executive Vice President
General Counsel and Corporate Secretary

Dated: March 17, 2022

PROXY SUMMARY

This proxy summary highlights important information contained elsewhere in the proxy statement. Since it does not contain all the information you should consider before voting your shares, please read the entire proxy statement carefully about voting.

General Information About the Meeting

Date:	Wednesday, April 27, 2022

Time:	10:30 a.m., San Antonio time

Location:	Frost Tower Conference Center, 111 West Houston Street, San Antonio, Texas 78205

Record Date:	March 3, 2022

How to Vote

Shareholders of record as of the close of business on March 3, 2022 may vote.

Online	By Phone	By Mail	In Person

Registered holders - www.investorvote.com/CFR Beneficial holders - www.proxyvote.com	Call the phone number at the top of your proxy card.	Complete, sign, date and return your proxy card in the envelope provided.	If you choose to vote during the Annual Meeting, you will need the 15-digit control number appearing on the Notice of Internet Availability of Proxy Materials or proxy card distributed to you.

Your vote is important. Please submit your proxy as soon as possible via the internet, mail or telephone. If your shares are held by a broker, it is important that you provide instructions to your broker so that your vote is counted on all matters.

Proposals

Item		Board Recommendation
1.	To elect eleven Director nominees to serve on the Board of Directors of Cullen/Frost for a one-year term that will expire at the 2023 Annual Meeting of Shareholders;	FOR
2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2022;	FOR
3.	To provide nonbinding approval of executive compensation; and	FOR
4.	To transact any other business that may properly come before the meeting.

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE i

    PROXY SUMMARY

Board Skills and Experience

Audit and Finance	Corporate Governance	Culture	Human Capital Management

Marketing & Communications	Operations & Technology	Risk Management

Audit and Finance

Experience in corporate finance and audit matters including, but not limited to, the management of the same.

Corporate Governance

Experience in corporate governance and regulatory matters.

Culture

Has values and reputation that align with the Frost Core Values.

Human Capital Management

Experience in managing people and the related employment issues including, but not limited to, compensation.

Marketing & Communications

Experience in marketing, media relations and communications.

Operations & Technology

Experience in business operations including, but not limited to, implementing and managing technology advancements.

Risk Management

Experience in identifying, analyzing, or mitigating operational, regulatory, or other business-related risks.

Board Diversity

36% Total Diversity

PAGE ii	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

    PROXY SUMMARY

Compensation Matters

Named Executive Officers

Phillip D. Green	Chairman of the Board and Chief Executive Officer of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary

Jerry Salinas	Group Executive Vice President and Chief Financial Officer of Cullen/Frost; Group Executive Vice President and Chief Financial Officer of Frost Bank, a Cullen/Frost subsidiary

Paul H. Bracher	President of Cullen/Frost; Group Executive Vice President and Chief Banking Officer of Frost Bank, a Cullen/Frost subsidiary

Patrick B. Frost	Group Executive Vice President and President of Frost Bank, a Cullen/Frost subsidiary

Jimmy Stead	Group Executive Vice President and Chief Consumer Banking and Technology Officer of Frost Bank, a Cullen/Frost subsidiary

Pay for Performance

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE iii

111 West Houston Street

San Antonio, Texas 78205

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 27, 2022

INTRODUCTION

The Board of Directors (the “Board”) of Cullen/Frost Bankers, Inc. (“Cullen/Frost” or the “Company”) is furnishing you this proxy statement to solicit shareholder proxies to be voted at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held in the Frost Tower Conference Center, 111 West Houston Street, San Antonio, Texas 78205, on Wednesday, April 27, 2022, at 10:30 a.m., San Antonio time.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS:

The mailing address of our principal executive office is 111 West Houston Street, San Antonio, Texas. In accordance with the SEC’s Notice and Access Rule, we are pleased to provide shareholders with access to our proxy materials over the Internet at cfrvoteproxy.com, which will be available by March 17, 2022. Beginning on or about March 17, 2022, we will send to most of our shareholders, by mail or email, an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting containing instructions on how to access the proxy materials over the Internet and vote online. This method offers a convenient, cost-effective and environmentally friendly way for shareholders to review the materials and vote. The notice is not a proxy card and cannot be used to vote. If you receive the notice and would like to receive paper copies of the proxy materials, please follow the instruction in the notice and the materials will be mailed to you. Shareholders who do not receive the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting will continue to receive a paper copy of our proxy materials, which will be sent on or about the same day.

Record Date and Voting Rights

The close of business on March 3, 2022, has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. The only class of securities of Cullen/Frost outstanding and entitled to vote at the Annual Meeting is our Common Stock, par value $0.01 per share. On March 3, 2022, there were 64,070,111 shares of Common Stock outstanding, with each share entitled to one vote.

Proxies

All shares of Cullen/Frost Common Stock represented by properly executed proxies, if timely returned and not subsequently revoked, will be voted at the Annual Meeting in the manner directed in the proxy. If a properly executed proxy does not specify a choice on a matter, the shares will be voted for the eleven nominees to serve on the Board as Directors (each, a “Director”) for a one-year term that will expire at the 2023 Annual Meeting of Shareholders, for the ratification of Ernst & Young LLP to act as our independent auditors for the 2022 fiscal year, for the non-binding approval of executive compensation, and in the discretion of the persons named as proxies with respect to any other business that may properly come before the meeting.

A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice to the Corporate Secretary of Cullen/Frost Bankers, Inc., 111 West Houston Street, Suite 100, San Antonio, Texas 78205. A shareholder who attends the Annual Meeting may, if desired, vote by ballot at the meeting, and such vote will supersede any proxy previously given.

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 1

    PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

Quorum and Voting Requirements

A quorum of shareholders is required to hold a valid meeting and to take action at that meeting on specific matters. In general, a quorum will exist if the holders of a majority of the issued and outstanding shares of Cullen/Frost Common Stock entitled to vote are present at the Annual Meeting in person or represented by proxy. Abstentions and broker non-votes are counted as “present” for establishing a quorum.

Directors are elected by a majority of the votes cast by the holders of Cullen/Frost’s Common Stock entitled to vote at any meeting for the election of Directors at which a quorum is present, provided that if the number of Director nominees exceeds the number of Directors to be elected at such a meeting, the Directors shall be elected by a plurality of the votes cast by the holders of Cullen/Frost’s Common Stock entitled to vote at such meeting at which a quorum is present. With respect to the election of Directors, (i) a majority of the votes cast means that the number of votes cast “for” the election of a Director must exceed the number of votes cast “against” that Director and (ii) abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” any nominee for Director.

With respect to the ratification of Ernst & Young LLP to act as our independent auditors for the 2022 fiscal year, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock having voting power on this proposal, and who are present in person or represented by proxy at the Annual Meeting, will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter.

With respect to the resolution to provide nonbinding approval of executive compensation, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock having voting power on this proposal, and who are present in person or represented by proxy at the Annual Meeting, will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter. Broker non-votes (as further discussed below) will have no effect on the outcome of this vote. This resolution is advisory only and will not be binding upon Cullen/Frost or the Board.

Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers who do not provide voting instructions, and instead must submit a so-called “broker non-vote” unless they are permitted to vote the shares in their discretion under the rules of any national securities exchange of which they are members. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker that holds shares in street name for customers has authority to vote on certain “routine” items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The proposal to ratify the selection of Ernst & Young LLP to act as Cullen/Frost’s independent auditors is a “routine” item, and the NYSE rules permit member brokers that do not receive instructions to vote on this item.

If you hold shares of Cullen/Frost’s Common Stock through the Cullen/Frost 401(k) Stock Purchase Plan and do not provide voting instructions to the plan’s trustees or administrators, such shares will be voted in the same proportion as the shares beneficially owned through such plan for which voting instructions are received, unless otherwise required by law.

Expenses of Solicitation

Cullen/Frost will pay the expenses of the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, Directors, officers, and employees of Cullen/Frost may solicit proxies by telephone, email, in person or by other means of communication. Cullen/Frost also has retained Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies. Directors, officers, and employees of Cullen/Frost will receive no additional compensation for the solicitation of proxies, and Okapi will receive a fee not to exceed $9,000.00, plus reimbursement for out-of-pocket expenses. Cullen/Frost has requested that brokers, nominees, fiduciaries and other custodians forward proxy-soliciting material to the beneficial owners of Cullen/Frost Common Stock. Cullen/Frost will reimburse these persons for out-of-pocket expenses they incur in connection with its request.

PAGE 2	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

ELECTION OF DIRECTORS

(Item 1 On Proxy Card)

The following eleven nominees have been nominated to serve for a new one-year term: Mr. Carlos Alvarez, Dr. Chris M. Avery, Mr. Anthony R. Chase, Ms. Cynthia J. Comparin, Mr. Samuel G. Dawson, Mr. Crawford H. Edwards, Mr. Patrick B. Frost, Mr. Phillip D. Green, Mr. David J. Haemisegger, Mr. Charles W. Matthews, and Ms. Linda B. Rutherford. The Board recommends that you vote “FOR” each of the eleven nominees. If any nominee is unable to serve, the individuals named as proxies on the enclosed proxy card will vote the shares to elect the remaining nominees and any substitute nominee or nominees designated by the Board.

The table below provides information on each nominee for a one-year term expiring in 2023:

				Shares Owned(1)
Name	Age	Business Experience	Director Since	Amount and Nature of Beneficial Ownership		Percent
Carlos Alvarez	71	Chairman and Chief Executive Officer, The Gambrinus Company	2001	294,000		0.46%

Chris M. Avery	67	Chairman, Former Chief Executive Officer and President, James Avery Craftsman, Inc.	2015	25,000	(2)	0.04%

Anthony R. Chase	67	Chairman and Chief Executive Officer, ChaseSource LP	2020	—		—%

Cynthia J. Comparin	63	Founder and Former Chief Executive Officer, Animato Technologies Corp.	2018	1,000		—%

Samuel G. Dawson	61	Chief Executive Officer, Pape-Dawson Engineers, Inc.	2017	5,606		0.01%

Crawford H. Edwards	63	General Manager, Edwards Geren, Limited; President, Cassco Land Company and Cassco Development Company	2005	257,494	(3)	0.40%

Patrick B. Frost	62	President, Frost Bank, a Cullen/Frost subsidiary	1997	1,140,571	(4,5)	1.78%

Phillip D. Green	67	Chairman of the Board and Chief Executive Officer of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary	2016	150,467	(4,6)	0.37%

David J. Haemisegger	68	President, NorthPark Management Company	2008	19		—%

Charles W. Matthews	77	Former Vice President, General Counsel of Exxon Mobil Corporation	2010	3,000		—%

Linda B. Rutherford	55	Executive Vice President, People and Communications, Southwest Airlines	N/A	—		—%

(1)

Beneficial ownership is stated as of February 4, 2022. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. The number of shares of Cullen/Frost Common Stock beneficially owned by all Director nominees and executive officers as a group is disclosed on page 44.

(2)

Includes (a) 5,000 shares held by a trust of which Dr. Chris M. Avery is the trustee and Dr. Avery’s wife is sole beneficiary, (b) 8,000 shares held by limited partnership interests of which Dr. Avery is the sole general partner, and (c) 12,000 shares held by a trust of which Dr. Avery is the sole trustee.

(3)

Includes (a) 24,706 shares held by a trust of which Mr. Edwards is a trustee, (b) 53,617 shares held by a trust of which Mr. Edwards is the trustee and for which voting and investment power rests with the majority of three trustees of the trust, (c) 24,706 shares held by Mr. Edwards’ son for which Mr. Edwards disclaims beneficial ownership, and (d) 24,706 shares held by Mr. Edwards’ daughter for which Mr. Edwards disclaims beneficial ownership.

(4)

Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc., for which each beneficial owner has both sole voting and sole investment power: Mr. Patrick B. Frost 40,975 and Mr. Phillip D. Green 48,829.

(5)

Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager (Mr. Frost has sole voting power over all such shares, sole investment power over 70,749 of such shares, and shared investment power over 636,744 of such shares), (b) 2,700 shares held by trusts for Mr. Frost’s children of which Mr. Frost is the trustee, (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership, (d) 334,452 shares held by a trust for which Mr. Frost is the co-trustee with his three brothers (Mr. Frost has no voting power over such shares and shared investment power over all such shares), (e) 200 shares held by a trust for Mr. Frost’s child (Mr. Frost has sole voting power over such shares but no investment power over such shares), (f) 11,184 shares held by a charitable trust of which Mr. Frost is the co-trustee with one of his brothers (Mr. Frost has shared voting and investment power over all such shares) and (g) 1,000 shares held by a trust for which Mr. Frost is the trustee.

(6)	Includes (a) 27,620 shares held by trusts of which Mr. Green is a trustee, and (b) 1,100 shares held by Mr. Green’s wife for which Mr. Green disclaims beneficial ownership.

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 3

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

The Board of Directors had five meetings in 2021. All but one of Cullen/Frost’s Directors attended 100% of the meetings of the Board and the Committees of the Board on which he or she served during 2021. As a result of the death of an immediate family member, Mr. Chase was unable to attend the Board and committee meetings held in January 2021. Accordingly, his attendance fell below 75% of the meetings of the Board and the Committees of the Board on which he served during 2021. Absent this extenuating circumstance, Mr. Chase’s attendance would have been 94% of the meetings of the Board and the Committees of the Board on which he served during 2021.

The Board has a policy which encourages all Directors to attend the Annual Meeting of Shareholders, and in 2021 Director attendance for the 2021 Annual Meeting of Shareholders was 100%.

Committees of the Board

The Board has six Committees, each of which is described in the chart below, along with the current membership.

Committee	Members (*Chair)	Primary Responsibilities	Meetings in 2021
Audit	*Cynthia J. Comparin Anthony R. Chase Samuel G. Dawson David J. Haemisegger Charles W. Matthews	• Assists Board oversight of the integrity of Cullen/Frost’s financial statements, Cullen/Frost’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and Cullen/Frost’s internal audit function. • Appoints, compensates, retains and oversees the independent auditors, and pre-approves all audit and non-audit services.	6

Compensation and Benefits	*Charles W. Matthews Chris M. Avery Anthony R. Chase Samuel G. Dawson Karen E. Jennings Ida Clement Steen	• Oversees the development and implementation of Cullen/Frost’s compensation and benefits programs. • Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance based on those goals and objectives, and sets the CEO’s compensation based on the evaluation. • Oversees the administration of Cullen/Frost’s compensation and benefits plans.	4

Corporate Governance and Nominating	*Charles W. Matthews Chris M. Avery Anthony R. Chase Samuel G. Dawson Karen E. Jennings Ida Clement Steen	• Maintains and reviews Cullen/Frost’s corporate governance principles. • Oversees and establishes procedures for the evaluation of the Board. • Identifies and recommends candidates for election to the Board.	2

Executive	*Phillip D. Green Patrick B. Frost Charles W. Matthews	• Acts for the Board between meetings, except as limited by resolutions of the Board, Cullen/Frost’s Articles of Incorporation or By-laws, and applicable law.	5

Risk	*Crawford H. Edwards Carlos Alvarez Patrick B. Frost Phillip D. Green David H. Haemisegger Karen E. Jennings	• Oversees Cullen/Frost’s enterprise risk management framework, including policies, procedures, strategies and systems established to measure, mitigate, monitor and report major risks. • Assists Board oversight across the organization for the types of risks to which Cullen/Frost is exposed, including: credit, operational, compliance/regulatory, liquidity and reputation.	4

Technology	*Chris M. Avery Carlos Alvarez Cynthia J. Comparin Crawford H. Edwards Charles W. Matthews Ida Clement Steen	• Oversight of Cullen/Frost’s information technology projects and information technology security.	4

The Board has adopted written charters for the Audit Committee, the Compensation and Benefits Committee, the Corporate Governance and Nominating Committee, the Risk Committee and the Technology Committee. All of these charters are available at investor.frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, at 111 West Houston

PAGE 4	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

    GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Street, Suite 100, San Antonio, Texas 78205. As described in more detail below under “Certain Corporate Governance Matters—Director Independence,” the Board has determined that each member of the Audit Committee, the Compensation and Benefits Committee, and the Corporate Governance and Nominating Committee is independent within the meaning of the rules of the NYSE. The Board has also determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. The Board has also determined that Mr. Chase, Ms. Comparin and Mr. Haemisegger are “audit committee financial experts” within the meaning of the SEC’s rules.

Leadership Structure

As provided in our Corporate Governance Guidelines, our Board selects its Chair, Lead Director and CEO in a way that it considers to be in the best interests of Cullen/Frost. The Board does not have a policy on whether the role of Chair and CEO should be separate or combined, but believes that the most effective leadership structure for Cullen/Frost is to combine these responsibilities. This structure avoids the potential confusion and conflict over who is leading the Company, both within the Company and when dealing with investors, customers and counterparties, and the duplication of efforts that can result from the roles being separated. The Board also believes that combining these roles in one person enhances accountability for the performance of Cullen/Frost. Furthermore, as Cullen/Frost has traditionally combined these roles (for some 30+ years now), separating them could cause significant disruption in oversight and lines of reporting. Nevertheless, depending upon the circumstances, the Board could choose to separate the roles of Chair and CEO in the future.

To help ensure strong oversight by our non-management directors, our Audit Committee, Corporate Governance and Nominating Committee, and Compensation and Benefits Committee are composed only of independent directors, and a majority of our Risk Committee, including the chairperson of the Risk Committee, is composed of independent directors. In accordance with our Corporate Governance Guidelines, the Chair of the Corporate Governance and Nominating Committee acts as the Lead Director and presides at executive sessions of non-management directors and presents to the full Board any matters discussed in the executive sessions that may need to be considered or acted upon by the full Board. Mr. Matthews, the current Chair of the Corporate Governance and Nominating Committee, is the current Lead Director. Mr. Matthews is also Chair of the Compensation and Benefits Committee and is a member of several other Board committees. As a result, the Lead Director is well informed regarding all activities of the Board and most of its committees. In addition to presiding at the executive sessions of the non-management directors, the Lead Director also reviews the agenda, schedule and materials for each Board Meeting and Board committee meeting (for each committee on which he sits) and executive session, and facilitates communication between the non-management directors and the Chair and CEO.

The Board is responsible for overseeing all aspects of management of Cullen/Frost, including risk oversight, which is effected primarily through the Audit and Risk Committees. The Risk Committee assists the Board in fulfilling its responsibilities for oversight of the Company’s enterprise-wide risk management framework, including reviewing the Company’s overall risk appetite, risk management strategy and the policies and practices established by the Company’s management to identify and manage risk to the Company. The Audit Committee receives reports on, and reviews, Frost Bank’s principal risk exposure, including financial reporting, credit and liquidity risk. Cullen/Frost management regularly discusses macro-economic and business-specific factors with the Audit Committee and the Risk Committee, as well as the potential impact of these factors on the risk profile (including the financial situation) of the Company. Cullen/Frost management also periodically reviews with the Board specific risk analyses, such as sensitivity and scenario analyses. In addition, the Audit Committee and the Risk Committee receive written packages and detailed oral postings on various types of risk and other matters (which come from a combination of the Company’s CEO, CFO and Chief Risk Officer) at regularly scheduled meetings. The Board also interacts on a regular basis with executive officers, from both the control and line of business sides of Cullen/Frost. Furthermore, members of the Board of Cullen/Frost also serve as members of the Board of Directors of Frost Bank (including corresponding committees thereof), and as such receive regular reports on the operations of Frost Bank.

In addition, each standing committee of the Boards of Cullen/Frost and Frost Bank has oversight responsibility for risks inherent within its area of oversight. For example, the Technology Committee oversees the information technology security of Cullen/Frost Bankers, Inc. and Frost Bank, including cybersecurity issues, considerations and developments. Among other responsibilities, the Technology Committee reviews and discusses with management, as and when appropriate, risk management and risk assessment guidelines and policies regarding information technology security, including the quality and effectiveness of information technology security and disaster recovery capabilities.

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 5

    GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

It is through these various channels that the Board receives the necessary information to oversee the Company’s risk management. The Boards of Directors of Cullen/Frost and Frost Bank, and their relevant committees, typically meet in joint session.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become members of the Board and for recommending to the Board the nominees to stand for election as Directors.

In identifying Director candidates, the Corporate Governance and Nominating Committee may seek input from Cullen/Frost’s management and from current members of the Board. In addition, it may use the services of an outside consultant. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates may do so by writing to the Corporate Governance and Nominating Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 111 West Houston Street, Suite 100, San Antonio, Texas 78205. Recommendations may be submitted at any time. The written recommendation should be made in the manner and form required by Cullen/Frost’s Bylaws to nominate a director, including by providing the name of the candidate, the number of shares of Cullen/Frost Common Stock owned by the candidate and the information regarding the candidate that would be included in a proxy statement for the election of Directors pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC.

In evaluating Director candidates, the Corporate Governance and Nominating Committee initially considers the Board’s need for additional or replacement Directors. It also considers the criteria approved by the Board and set forth in Cullen/Frost’s Corporate Governance Guidelines, which include, among other things, the candidate’s personal qualities (in light of Cullen/Frost’s core values and mission statement), accomplishments and reputation in the business community, the fit of the candidate’s skills and personality with those of other Directors and candidates, the ability of the candidate to commit adequate time to Board and committee matters and the candidate’s contribution to the Board’s overall diversity of viewpoints, background, experience and other demographics. The objective is to build a Board that is effective, collegial and responsive to the needs of Cullen/Frost. In addition, considerable emphasis is also given to Cullen/Frost’s mission statement and core values, statutory and regulatory requirements, and the Board’s goal of having a substantial majority of independent directors.

The Corporate Governance and Nominating Committee evaluates all Director candidates in the same manner, including candidates recommended by shareholders. In considering whether candidates satisfy the criteria described above, the Committee will initially utilize the information it receives with the recommendation and other information it otherwise possesses. If it determines, in consultation with other Board members, including the Chair, that more information is needed, it may, among other things, conduct interviews.

PAGE 6	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

    GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

2021 Director Compensation

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Carlos Alvarez	63,000	70,033	133,033
Chris M. Avery	75,000	70,033	145,033
Anthony R. Chase	80,100	70,033	150,133
Cynthia J. Comparin	83,700	70,033	153,733
Samuel G. Dawson	80,100	70,033	150,133
Crawford H. Edwards	67,500	70,033	137,533
David J. Haemisegger	71,100	70,033	141,133
Karen E. Jennings	72,000	70,033	142,033
Charles W. Matthews	128,700	70,033	198,733
Ida Clement Steen	72,000	70,033	142,033
Graham Weston	21,000	—	21,000

(1)

Mr. Green, Cullen/Frost’s Chief Executive Officer and Mr. Frost, President of Frost Bank, are not included in this table because they are Named Executive Officers of Cullen/Frost and receive no compensation for their service as Directors. For further information on the compensation paid to Mr. Green and Mr. Frost, as well as their holdings of stock awards and option awards, see the Summary Compensation Table (Page 37), the 2021 Grants of Plan-Based Awards Table (Page 38) and the Outstanding Equity Awards at Fiscal Year-End 2021 Table (Page 39).

(2)	Amounts shown as Fees Earned or Paid in Cash represent fees paid for serving on the Boards of Directors of both Cullen/Frost and Frost Bank.

(3)

Amounts shown represent the grant date fair value of deferred stock units granted to the non-employee Directors during 2021 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. Each non-employee Director was granted 594 deferred stock units on April 28, 2021. The closing price of Cullen/Frost’s stock on that day was $117.90. Mr. Weston did not receive a grant because he did not stand for re-election to the Board in 2021.

The following information indicates the aggregate number of deferred stock units previously awarded and outstanding for the following directors as of December 31, 2021:

•	Carlos Alvarez—8,011;

•	Chris M. Avery—3,725;

•	Anthony R. Chase—1,542;

•	Cynthia J. Comparin—2,126;

•	Samuel G. Dawson—3,093;

•	Crawford H. Edwards—8,011;

•	David J. Haemisegger—7,466;

•	Karen E. Jennings—8,011;

•	Charles W. Matthews—6,305; and

•	Ida Clement Steen—8,011.

Cullen/Frost employees receive no fees for their services as members of the Board of Directors or any of its committees.

Non-employee Directors receive an annual cash retainer as well as cash retainer fees for service on Committees either as a Committee Chair or a Committee Member. In addition, non-employee Directors receive an annual equity grant in the form of deferred stock units. These units are issued under Cullen/Frost’s 2015 Omnibus Incentive Plan. The deferred stock units are fully vested upon grant and entitle the holders to receive equivalent dividend payments at the time such dividends are declared on Cullen/Frost’s Common Stock. Each deferred stock unit held by a non-employee Director is settled in one share of Cullen/Frost’s Common Stock upon retirement from Cullen/Frost’s Board of Directors.

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    GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

There are no fees paid for meeting attendance.

As outlined in its charter, the Compensation and Benefits Committee (Committee) has the authority to review and make recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. Periodically, but not less than every two years, the Committee directs its compensation consultant to provide an independent assessment of the Company’s Board compensation program. The consultant analyzes and compares the Company’s Board compensation program against the same peer group used to benchmark executive officer compensation (see page 23 for further details about the peer group). The Committee targets total Board compensation levels at a competitive range of peer group total Board compensation. The Committee considers total aggregate Board compensation and other factors when making recommendations to the Board for approval.

At its Fall 2020 Meeting, the Board as a whole discussed its current cash compensation schedule. Taking into account a request from the Named Executive Officers to the Compensation and Benefits Committee to reduce the Named Executive Officers base salary by 10% and in acknowledgement of the challenging economic environment, the Board elected to reduce its cash retainer fees by 10% beginning January 1, 2021.

At its January 2022 Meeting, the Compensation and Benefits Committee reviewed the competitiveness of its fee schedule. After discussion, the Committee elected to restore all cash fees to their 2020 level and to make certain increases in order to remain aligned with Board compensation levels at our peers. These adjustments were approved by the Board on January 26, 2022. The changes for 2022 will become effective following the annual shareholders meeting in April and are detailed below:

	2020	2021	2022
Annual Retainer:
Annual Cash Retainer	$60,000	$54,000	$70,000
Lead Director Retainer	$25,000	$22,500	$25,000

Committee Retainer Fees:
Audit Committee Chair	$28,000	$25,200	$30,000
Audit Committee Member	$14,000	$12,600	$14,000
Compensation & Benefits Chair	$20,000	$18,000	$20,000
Compensation & Benefits Member	$10,000	$9,000	$10,000
Corporate Governance/Nominating Chair	$14,000	$12,600	$20,000
Corporate Governance/Nominating Member	$5,000	$4,500	$7,500
Risk Chair	$10,000	$9,000	$20,000
Risk Member	$5,000	$4,500	$10,000
Technology Chair	$10,000	$9,000	$10,000
Technology Member	$5,000	$4,500	$5,000
Executive Committee Member	$5,000	$4,500	$5,000

Equity Grant:
Deferred Stock Units	$70,000	$70,000	$80,000

Other Directorships

The following are current directorships held by Director nominees and in public companies other than Cullen/Frost or in registered investment companies:

Mr. Chase	*Heritage-Crystal Clean, Inc.
LyondellBasell Industries N.V.
Nabors Industries Ltd.
Par Pacific Holdings, Inc.
Ms. Comparin	Universal Display Corp.

*	On January 28, 2022, Mr. Chase informed us that he will not stand for re-election to the Heritage-Crystal Clean, Inc. board once his term expires on May 4, 2022.

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    GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Qualifications

All members of our Board have significant knowledge of the markets that we serve and extensive ties to community and business leaders. Below is additional information about the qualifications of our Director nominees.

CARLOS ALVAREZ

Age 71 Director since 2001 Independent

Mr. Carlos Alvarez is chairman and CEO of The Gambrinus Company, which he founded in 1986 when he moved from his native Mexico with his family to San Antonio. Gambrinus is a leading U.S. craft brewer and marketer with breweries in Shiner, TX (The Spoetzl Brewery) and Berkeley, CA (Trumer Brewery). He is committed to education and has served on the board of trustees of School Year Abroad and Saint Mary’s Hall (San Antonio) and is a member of the Chancellor’s Circle for the University of Texas system. Mr. Alvarez has made significant contributions to these and other educational institutions’ endowment programs, particularly those that drive greater international engagement.

He is a board member of the World Affairs Council of America (Washington, D.C.) and the World Affairs Council of San Antonio, which he previously served as chairman; and he serves on the board of National Public Radio (Washington, D.C.) and Davidson College (Davidson, NC). Mr. Alvarez has extensive experience in all facets of business, including a strong background in operations and sales. He has an exceptional understanding of the role marketing strategy and branding plays in the success of a company. It is because of his experience in business operations, management, sales and marketing, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Alvarez should continue serving on the Board.

CHRIS M. AVERY

Age 67 Director since 2015 Independent

Dr. Chris M. Avery is Chairman and former CEO and President of James Avery Craftsman, Inc., a family-owned company founded by his father in 1954, to create finely crafted jewelry designs. Dr. Avery has served on the James Avery Craftsman, Inc. board of directors since 1989. A licensed physician and board-certified anesthesiologist, he left his profession as chief of anesthesia at Sid Peterson Memorial Hospital in Kerrville, Texas in 1991 to assist in the transition and direction of the family business. He became president and chief operating officer in 1991 and later assumed the roles of CEO and chairman of the board in May 2007. Under his leadership, James Avery Craftsman, Inc., has become a national brand that designs, manufactures and sells jewelry in its own stores across the United States.

Dr. Avery earned a bachelor’s degree in biology from Stephen F. Austin State University and a medical degree from the University of Texas Medical School at San Antonio (now the University of Texas Health Science Center at San Antonio. After an internship in orthopedic surgery, he worked as an ER physician in San Antonio and Kerrville. He completed an anesthesia residency at Medical Center Hospital in San Antonio and began his anesthesia practice in Kerrville. Dr. Avery is a former president of the Fredericksburg Hospital Authority board of directors and has served the boards of Hill Country Memorial Hospital in Fredericksburg, Texas and Sid Peterson Hospital in Kerrville. It is because of his experience in business operations and management, as well as his knowledge of the communities we serve, that our Board has concluded that Dr. Avery should continue serving on the Board.

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    GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

ANTHONY R. (“TONY”) CHASE

Age 67 Director since 2020 Independent

Mr. Anthony R. Chase is Chairman & CEO of ChaseSource, LP, a staffing, facilities management, and real estate development firm. ChaseSource is recognized as one of the nation’s largest minority-owned businesses by Black Enterprise Magazine. Mr. Chase started and sold three ventures (Chase Radio Partners, Cricket Wireless and ChaseCom) and now owns and operates his fourth, ChaseSource. The first, Chase Radio Partners, founded in 1992, owned seven radio stations and was sold to Clear Channel Communications in 1998. The second was Cricket Wireless a nationwide cell phone service provider that he started together with Qualcomm in 1993. He opened the first Cricket markets in Chattanooga and Nashville, TN. The third was ChaseCom, a company that built and operated call centers in the United States and India which he sold to AT&T Corporation in 2007. He is also a principal owner of the Marriott Hotel at George Bush Intercontinental Airport in Houston and the Principal Auto Toyota dealership in greater Memphis, TN. Mr. Chase serves on the boards of Heritage Crystal Clean, Inc., LyondellBasell Industries N.V., Nabors Industries Ltd. and Par-Pacific Holdings, Inc. Mr. Chase is a tenured Professor of Law at the University of Houston Law Center. Mr. Chase is passionate about community engagement and chairs the City of Houston/Harris County COVID-19 Relief Fund and co-chaired the City of Houston/Harris County Hurricane Harvey Relief Fund.

He also serves on several non-profit boards in Houston: Houston Endowment, Greater Houston Partnership, Texas Medical Center, MD Anderson Board of Visitors, and the Greater Houston Community Foundation. Mr. Chase served as Deputy Chairman of the Federal Reserve Bank of Dallas and the Chairman of the Greater Houston Partnership. He is also a member of the Council on Foreign Relations. A native Houstonian, Mr. Chase grew up attending Houston public schools. He is an honors graduate of Harvard College, Harvard Law School and Harvard Business School. He is also an Eagle Scout. Mr. Chase is the recipient of many awards, including the American Jewish Committee’s 2016 Human Relations Award, Houston Technology Center’s 2015 Entrepreneur of the Year, 2013 Mickey Leland Humanitarian Award (NAACP), 2013 Bob Onstead Leadership Award (GHP) and the 2012 Whitney M. Young Jr. Service Award. He also received Ernst & Young’s Entrepreneur of the Year, the Pinnacle Award (Bank of America) and the Baker Faculty Award (UH Law Center). It is because of his experience in corporate governance, banking, regulatory and real estate matters, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Chase should continue serving on the Board.

CYNTHIA J. COMPARIN

Age 63 Director since 2018 Independent

Ms. Cynthia J. Comparin is the founder and recently retired chief executive officer of Animato Technologies Corp., a private company providing business and technology solutions to enterprise clients. She held various senior executive positions in multibillion-dollar global technology corporations throughout her career. Ms. Comparin’s areas of expertise include: independent director corporate board experience, international business, strategy development, business development, finance and accounting (including M&A and divestitures). Ms. Comparin is an independent Director of Universal Display Corporation, a NASDAQ-listed company, where she serves on the Audit Committee. Ms. Comparin is a former independent director of Black Box Corporation, a NASDAQ-listed company sold in 2019. She is a National Association for Corporate Directors fellow and Board member of Latino Corporate Directors Association.

Prior to establishing Animato, Ms. Comparin created and was president of Alltel’s Enterprise Network Services Division, providing consulting, integration and operations services to worldwide customers. Before Alltel, Ms. Comparin was vice president and general manager for Nortel’s Network Transformation Services Division, general manager of Latin America for Recognition International, a global technology company, and spent 10 years in various U.S.-based and international management positions at EDS, which was later acquired by HP. It is because of her experience as CEO and as a board member of a NASDAQ-listed company, and her knowledge and experience in the technology industry and her insight into a wide variety of areas, including the increasingly important world of cyber security and extending technology to customers, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Comparin should continue serving on the Board.

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    GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

SAMUEL G. DAWSON

Age 61 Director since 2017 Independent

Mr. Samuel G. Dawson is Chief Executive Officer of Pape-Dawson Engineers, Inc., one of the largest engineering firms in Texas, with offices in Austin, Corpus Christi, Dallas, Fort Worth, Houston, New Braunfels and San Antonio. He graduated from The University of Texas at Austin with a B.S. degree in Civil Engineering. In addition to managing the engineering firm, Mr. Dawson is a community leader who has contributed countless hours to various Texas organizations. He has served as President or Chairman of: Greater San Antonio Chamber of Commerce, The University of Texas Engineering Advisory Board, Trinity Baptist Church Deacon Council, The University of Texas at San Antonio Engineering Advisory Council, The Witte Museum Board, Texas Society of Professional Engineers, American Society of Civil Engineers, Rotary Club of San Antonio, San Antonio Mobility Coalition, Professional Engineers in Private Practice and Tobin Center for the Performing Arts.

Mr. Dawson presently serves as Chairman of the Board of Southwest Research Institute serving as Vice Chair of the Corporate Governance Committee and is an active member of the Board of Habitat for Humanity. In 2013, Mr. Dawson was inducted into the University of Texas at Austin Cockrell School of Engineering Department of Civil, Architectural and Environmental Engineering Academy of Distinguished Alumni and in 2017 was recognized as a Distinguished graduate. It is because of his business operations and management skills, his familiarity with issues related to human resources, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Dawson should continue serving on the Board.

CRAWFORD H. EDWARDS

Age 63 Director since 2005 Independent

Mr. Crawford H. Edwards is president of Cassco Development Co., Inc. A native of Fort Worth, Mr. Edwards is the fifth generation of his family involved in managing his family’s ranching business. Since 2005, he has been engaged in the investing in and managing of commercial real estate. After graduating with a bachelor of general studies degree from Texas Christian University and the TCU Ranch Management program, he worked as a petroleum landman in Midland, Texas.

Mr. Edwards serves on the board of directors of the following organizations: Texas and Southwestern Cattle Raisers Association, the Southwestern Exposition Livestock Show, the National Finance Credit Corporation and Visit Fort Worth, where he is also a member of the executive committee. It is because of his experience in business operations and management and real estate, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Edwards should continue serving on the Board.

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    GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

PATRICK B. FROST

Age 62 Director since 1997

Mr. Patrick B. Frost is President of Frost Bank. A native of San Antonio, he earned a B.A. degree in Economics from Vanderbilt University and an MBA degree from The University of Texas at Austin. He is a director of the Christus Santa Rosa Health System, former chairman of the Free Trade Alliance of San Antonio, and former chairman of the Santa Rosa Children’s Hospital Foundation. Mr. Frost is also a trustee of the San Antonio Medical Foundation and serves on the advisory board of United Way of San Antonio.

He is on the Executive Committee of the San Antonio Livestock Exposition, and was advisory council chairman of the University of Texas at San Antonio College of Business. Mr. Frost was chair of the local organizing committee for the NCAA Men’s Final Four in 2004, 2008 and 2018 and chair of the Alamo Bowl in 2003 and 2013. It is because of his experience in banking and his many years at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Frost should continue serving on the Board.

PHILLIP D. GREEN

Age 67 Director since 2016

Mr. Phillip D. Green serves as chairman and chief executive officer of Cullen/Frost Bankers, Inc. and Frost Bank. Mr. Green joined the Cullen/Frost organization in July 1980 and served in a number of managerial positions in the company’s financial division before being named chief financial officer in 1995, a position he held until 2015 when he was named president of Cullen/Frost. He became chairman and CEO in 2016. During Mr. Green’s tenure at Frost, the company has become one of the nation’s 50 largest banks and has increased its common stock dividend for 27 consecutive years. At the same time, Frost has won numerous accolades for excellence and customer service, earning the most Greenwich Excellence Awards for service to business clients among banks nationwide for six consecutive years, and receiving the highest ranking in customer satisfaction in Texas in the J.D. Power U.S. Retail Banking Study for 12 consecutive years. Frost has also ranked highly in the American Banker/Reputation Institute Survey of Bank Reputations and Forbes magazine’s list of America’s 100 Best Banks. Mr. Green currently serves as chairman of the San Antonio Chamber of Commerce, and he is a founding member of the Corporate Partners for Racial Equity.

He sits on the Board of Directors and chairs the Investment Committee of the Southwest Research Institute and on the University of Texas at Austin Chancellor’s Council Executive Committee, McCombs School of Business Advisory Council and the McCombs Scholars Program committee. As a member of the Board of Directors of The Tobin Center for the Performing Arts, Mr. Green serves as the vice chair and chair-elect. Mr. Green recently joined the University of Texas San Antonio Campaign Leadership Council and is a member of the Mid-Sized Bank Coalition where he is a former executive committee member. Mr. Green is a past member of the Executive Committee and Board of Trustees of the United Way of San Antonio and Bexar County. He previously served on the Federal Reserve Board’s Federal Advisory Council, serving the Fed’s 11th District. Mr. Green graduated with honors from the University of Texas at Austin in 1977, earning a bachelor’s degree in accounting. Prior to joining Frost, he spent three years in public accounting with Ernst & Ernst. Mr. Green and his wife, Sandy, have been married for 45 years and have six grown children. It is because of his experience in banking and his many years at Cullen/Frost and Frost Bank, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Green should continue serving on the Board.

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    GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

DAVID J. HAEMISEGGER

Age 68 Director since 2008 Independent

Mr. David J. Haemisegger is president of the NorthPark Management Company, which manages NorthPark Center, a major shopping mall in Dallas, Texas. After graduating with a B.A. degree from Princeton University in his native New Jersey, he earned an MBA degree from the Wharton School at the University of Pennsylvania. He was president and chief operating officer of the Raymond D. Nasher Company until 1995, when he became president of NorthPark Management Company. Mr. Haemisegger is president and chairman of the board of trustees and the Acquisition, Audit and Finance Committees at both the Nasher Foundation and the Nasher Sculpture Center.

In addition, he is a member of the Princeton University Art Museum Advisory Council, the Duke University Art Museum Board of Advisors, the Graduate Executive Board for the Wharton School at the University of Pennsylvania, and the Director’s Council of the Harvard Art Museums. Haemisegger is a former member of the board of directors and the Audit, Loan and Executive Committees of NorthPark National Bank. It is because of his experience in banking, business operations and management and real estate, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Haemisegger should continue serving on the Board.

CHARLES W. MATTHEWS

Age 77 Director since 2010 Independent

Mr. Charles W. Matthews, formerly general counsel of Exxon Mobil Corporation, spent his entire career at Exxon, the world’s largest energy company. A native of Houston, he graduated from The University of Texas at Austin with a B.A. degree in government. He also earned a J.D. degree from the University of Houston and joined Humble Oil, now known as Exxon-Mobil, upon graduation. He rose in the law department to become vice president and general counsel of Exxon-Mobil. He was responsible for coordinating the legal and regulatory efforts to facilitate the merger between Exxon Corporation and Mobil Corporation. As general counsel, Mr. Matthews oversaw the company’s law department, consisting of more than 460 lawyers with offices in 40 countries.

Mr. Matthews served as an independent director on the Board of publicly traded Forestar Group, Inc. He is a former member of the advisory board and past chairman of the University of Houston Law Foundation. Mr. Matthews is also past-chair and past-president of the University of Texas Ex-Students Association and past-member of the Texas Exes Scholarship Foundation and member of the Board of the University of Texas Foundation. He served on the boards of Trinity Industries Inc., and Children’s Medical Center of Dallas. Mr. Matthews is past chair of Texas Cultural Trust where he continues to serve on the Board. It is because of his experience in corporate governance and the in-depth knowledge of the opportunities and challenges facing energy companies, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Matthews should continue serving on the Board

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    GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

LINDA B. RUTHERFORD

Age 55 Nominated to stand for election in 2022 Independent

Ms. Linda B. Rutherford is executive vice president for people and communications at Dallas-based Southwest Airlines. She has been with Southwest since 1992 and has responsibility over the Communications & Outreach and Culture & Engagement functions as well as People Department (human resources), Southwest Airlines University (training and leadership development) and Diversity, Equity & Inclusion. Ms. Rutherford began her Southwest career in 1992, and she has held several leadership positions, including senior vice president and chief communications officer, chief communications officer and vice president communication and outreach.

Ms. Rutherford serves on several local and national nonprofit and community outreach boards. She has a bachelor of arts degree in journalism from Texas Tech University. It is because of her business operations and management skills, her familiarity with issues related to human resources and organizational culture, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Rutherford should serve on the Board.

Miscellaneous Information

There are no arrangements or understandings between any Director nominee of Cullen/Frost and any other person regarding such nominee’s selection as such. Cullen/Frost previously announced its plans to nominate Ms. Laurie Baker, executive vice president and chief operating officer at Camden Property Trust, for election to the Board as a new Director. Ms. Baker will not be standing for election as it was determined that her schedule of existing professional commitments would preclude her from attending Cullen/Frost Board meetings.

PAGE 14	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

CERTAIN CORPORATE GOVERNANCE MATTERS

Cullen/Frost believes that it has operated over the years with sound corporate governance practices that exemplify its commitment to integrity and to protect both the interests of its shareholders and the other constituencies that it serves. These practices include a substantially independent Board, periodic meetings of non-management Directors, and a sound and comprehensive code of conduct, which obligates Directors and all employees to adhere to the highest legal and ethical business practices. A review of some of Cullen/Frost’s corporate governance measures is set forth below.

Director Independence

The Board believes that a substantial majority of its members should be independent within the meaning of the NYSE’s rules. To this end, the Board reviews annually the relevant facts and circumstances regarding relationships between Directors and Cullen/Frost. The purpose of the Board’s review is to determine whether any Director has a material relationship with Cullen/Frost (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cullen/Frost).

In connection with the Board’s latest review, the Board determined that the following Director nominees, who compose 81.8% of the eleven nominees, are independent within the meaning of the NYSE’s rules: Mr. Alvarez, Dr. Avery, Mr. Chase, Ms. Comparin, Mr. Dawson, Mr. Edwards, Mr. Haemisegger, Mr. Matthews and Ms. Rutherford. Mr. Frost and Mr. Green are not independent because they are executive officers of Cullen/Frost.

In making its independence determinations, the Board considers the NYSE’s rules, as well as the standards set forth below. The Board adopted these standards pursuant to the NYSE’s rules to assist in making independence determinations. For purposes of the standards, the term “Cullen/Frost Entity” means, collectively, Cullen/Frost and each of its subsidiaries.

Credit Relationships.     A proposed or outstanding relationship that consists of an extension of credit by a Cullen/Frost Entity to a Director or a person or entity that is affiliated with, associated with or related to a Director should not be deemed to be a material relationship adversely affecting such Director’s independence if it satisfies each of the following criteria:

•	It is not categorized as “classified” by the Cullen/Frost Entity or any regulatory authority that supervises the Cullen/Frost Entity.

•

It is made on terms and under circumstances, including credit standards, that are substantially similar to those prevailing at the time for comparable relationships with other unrelated persons or entities and, if subject to the Federal Reserve Board’s Regulation O (12 C.F.R. Part 215), is made in accordance with Regulation O.

•

In the event that it was not made, in the case of a proposed extension of credit, or it was terminated in the normal course of the Cullen/Frost Entity’s business, in the case of an outstanding extension of credit, the action would not reasonably be expected to have a material adverse effect on the Director or the business results of operations or financial condition of any person or entity related to such Director.

The Board determined that credit relationships with each of our independent Directors satisfied these criteria.

Non-Credit Banking or Financial Products or Services Relationships.     A proposed or outstanding relationship in which a Director or a person or entity that is affiliated with, associated with or related to a Director procures non-credit banking or financial products or services from a Cullen/Frost Entity should not be deemed to be a material relationship adversely affecting such Director’s independence if it (i) has been or will be offered in the ordinary course of the Cullen/Frost Entity’s business and (ii) has been or will be offered on terms and under circumstances that were or are substantially similar to those prevailing at the time for comparable non-credit banking or financial products or services provided by the Cullen/Frost Entity to other unrelated persons or entities. The Board determined that non-credit banking or financial products or services relationships with each of our independent Directors satisfied these criteria.

Property or Services Relationships.     A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated with, associated with or related to a Director provides property or services to a Cullen/Frost Entity should not be deemed to be a material relationship adversely affecting such Director’s independence if the property or services (i) have been or will be procured in the ordinary course of the Cullen/Frost Entity’s business and (ii) have been or will be procured on terms and under circumstances that were or are substantially similar to those that the Cullen/Frost Entity would expect in procuring comparable property or services from other unrelated persons or entities. The Board determined that the following property

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    CERTAIN CORPORATE GOVERNANCE MATTERS

or services relationships satisfied these criteria: (1) with respect to Mr. Edwards, lease arrangements involving amounts less than $120,000 between Cullen/Frost Entities and a company in which Mr. Edwards has interests, (2) with respect to Mr. Dawson, engineering services involving amounts less than $120,000 provided to Cullen/Frost Entities by a company in which Mr. Dawson has interests, and (3) with respect to Ms. Rutherford, a corporate travel arrangement between Frost Bank and Southwest Airlines whereby employees of Frost Bank can book travel with Southwest Airlines (SWABIZ) and earn enhanced travel rewards. For details regarding relationships involving amounts greater than $120,000 in which a Director or a person or Entity that is affiliated with, associated with or related to a Director has a direct or indirect material interest, see “Certain Transactions and Relationships” elsewhere in this document.

Meetings of Non-Management Directors

Cullen/Frost’s non-management Directors meet in executive sessions without members of management present at each regularly scheduled meeting of the Board. The Lead Director and Chair of the Board’s Corporate Governance and Nominating Committee presides at the executive sessions. As discussed above under “General Information about the Board of Directors—Leadership Structure,” Mr. Matthews currently serves as the Lead Director and Chair of the Board’s Corporate Governance and Nominating Committee.

Communications with Directors

The Board has established a mechanism for shareholders or other interested parties to communicate with the full Board of Directors as a group, the non-management Directors as a group or the presiding non-management Lead Director. All such communications, which can be anonymous or confidential, should be addressed to the Board of Directors, the Non-Management Directors or the Lead Director (as applicable) of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 111 West Houston Street, Suite 100, San Antonio, Texas 78205.

In addition, the Board has established a mechanism for shareholders or other interested parties that have concerns or complaints regarding accounting, internal accounting controls or auditing matters to communicate them to the Audit Committee. Such concerns or complaints, which can be anonymous or confidential, should be addressed to the Audit Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 111 West Houston Street, Suite 100, San Antonio, Texas 78205.

For shareholders or other interested parties desiring to communicate with the full Board of Directors, non-management Directors, the presiding non-management Lead Director or the Audit Committee by e-mail, telephone or U.S. mail, please see the information set forth on Cullen/Frost’s website at investor.frostbank.com. Alternatively, any shareholder or other interested party may communicate in writing by contacting the Corporate Secretary at 111 West Houston Street, Suite 100, San Antonio, Texas 78205. These communications can be confidential.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that reaffirm Cullen/Frost’s commitment to having strong corporate governance practices. The Guidelines set forth, among other things, the policies of the Board with respect to Board composition, selection of Directors, Director orientation and continuing training, executive sessions of non-management Directors, Director compensation and Director responsibilities. The Guidelines are available on Cullen/Frost’s website at investor.frostbank.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors and Cullen/Frost employees (the “Code”), including Cullen/Frost’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code addresses, among other things, honest and ethical conduct, accurate and timely financial reporting, compliance with applicable laws, accountability for adherence to the Code and prompt internal reporting of violations of the Code. The Code prohibits retaliation against any Director, officer or employee who in good faith reports a potential violation. The Code is available on Cullen/Frost’s website at investor.frostbank.com. As required by law, Cullen/Frost will disclose any amendments to or waivers from the Code that apply to its Chief Executive Officer, Chief Financial Officer and principal accounting officer by posting such information on its website at investor.frostbank.com.

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CORPORATE CITIZENSHIP AND ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

Cullen/Frost recognizes that our business, as well as the operations and activities of our customers, could be negatively impacted by climate change. We also recognize that our success depends, in large part, on our ability to attract and retain key people and having the best workforce possible and on the well-being of the communities in which we operate. Over many years, we have strived to enhance our corporate governance and to maintain high corporate governance standards.

Cullen/Frost believes that the considerations and risks associated with environmental, social and governance (“ESG”) matters can best be managed through our corporate culture, including The Frost Philosophy, a combination of our mission statement and our core values of Integrity, Caring and Excellence, which can be found in our Blue Book on Cullen/Frost’s website at frostbank.com/corporate-citizenship. The Blue Book describes what we are trying to do (our mission) and how we go about doing it (our core values). Consistent with our culture, Cullen/Frost has developed a four pillar approach to ESG considerations:

FOUR ESG PILLARS

COMMITMENT TO SOUND CORPORATE GOVERNANCE

Our commitment to sound corporate governance is best described in our mission statement: “We will grow and prosper, building long-term relationships based on top-quality service, high ethical standards and safe, sound assets.” All directors, officers and employees of Cullen/Frost are expected to adhere to the principles of honesty and transparency as set forth in our Code of Conduct and our policies. We continually work to improve the effectiveness of our Board and management teams by ensuring we have a diverse group of people and talents.

COMMITMENT TO OUR PEOPLE

Our commitment to our people requires us to seek to attract and retain a workforce that is excellent in its character, composition and diversity. We continually work to improve the way that we recognize and honor our people, and to do so we have surveyed our employees and taken actions based on the feedback that we received to strive to provide an excellent experience and work environment for Frost’s employees. We also created the position of chief diversity and inclusion officer in 2021 to ensure the unique needs, perspectives and potential of all team members are understood and respected.

COMMITMENT TO OUR COMMUNITIES

Our commitment to our communities includes our community reinvestment activities, our partnership with the United Way and our organic growth strategy. Last year saw the completion of our initial Houston expansion, opening 25 new locations in just over two years, and the announcement of a similar expansion strategy for the Dallas region, including 30 new branches in low-to-moderate income or majority minority areas across those two regions based on current census data. In addition, we ended the year by announcing Cullen/Frost as one of the founding members of the Corporate Partners for Racial Equity in San Antonio, an organization whose mission is to improve racial equity in our community.

COMMITMENT TO CONSERVATION

Our commitment to conservation begins with understanding our responsibility to care for our environment and the natural resources that benefit humankind. We actively look for ways to reduce waste, increase operational efficiency, and eliminate unnecessary adverse impacts on the environment in which we operate. The construction and operation of our One Frost Operations Center in northwest San Antonio is an example of how we were able to integrate resource preservation and water conservation methods demonstrating our commitment to the environment.

More information about Cullen/Frost’s commitment to ESG matters, including our Blue Book and policies around diversity, equity and inclusion are available on Cullen/Frost’s website at frostbank.com/corporate-citizenship.

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EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Benefits Committee Governance

Charter.     The charter of the Compensation and Benefits Committee is available on Cullen/Frost’s website at investor.frostbank.com.

Scope of authority.     The primary function of the Compensation and Benefits Committee is to assist the Board in fulfilling its oversight responsibility with respect to:

•	Establishing, in consultation with senior management, Cullen/Frost’s general compensation philosophy, and overseeing the development of Cullen/Frost’s compensation and benefits programs;

•	Overseeing the evaluation of Cullen/Frost’s executive management;

•

Reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives and setting the CEO’s compensation level based on this evaluation;

•

Making recommendations to the Board with respect to, and if appropriate under the circumstances, approving on behalf of the Board, non-CEO Executive Officer compensation and any adoption of or amendment to a material compensation or benefit plan, including any incentive compensation plan or equity based plan (Executive Officers are defined as the CEO and any direct reports to the CEO having the officer title of Group Executive Vice President);

•	Discharging any duties or responsibilities imposed on the Committee by any of Cullen/Frost’s compensation or benefit plans;

•	Providing oversight of regulatory compliance with respect to compensation matters;

•

Reviewing and making recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. The Board retains the authority to set director compensation and to make changes to director compensation;

•

Preparing any report or other disclosure required to be prepared by the Committee for inclusion in Cullen/Frost’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission; and

•	Preparing a summary of the actions taken at each Committee meeting to be presented to the Board at the next Board meeting.

Delegation authority.     Although the Committee approves the normal annual grant of equity to officers, it delegates authority to the CEO to allocate a specified pool of equity compensation awards to address special needs as they arise.

Role of executive officers.     After consulting with the Committee’s compensation consultant and the Company’s Chief Human Resources Officer, the CEO recommends to the Committee base salary, target incentive levels, actual incentive payments and long-term incentive grants for the Company’s other Executive Officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without the CEO present, determines the pay levels for the CEO to be ratified by the Board.

Role of compensation consultants.     The Committee retains Meridian Compensation Partners, LLC (“Meridian”) to serve as its outside independent compensation consultant.

Meridian’s role is to serve and assist the Committee in its review and oversight of executive and director compensation practices and to assist the CEO and Company management in reviewing, assessing and developing recommendations for Cullen/Frost’s executive compensation programs.

The nature and scope of services rendered by Meridian on the Committee’s behalf is described below:

•

Review of competitive market pay analyses based primarily on peer group analysis, as needed, including executive compensation benchmarking services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends;

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, if desired/needed;

•	Preparation for and attendance at selected management, committee, or Board of Director meetings; and

•	Other miscellaneous requests that occur throughout the year.

The Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate its consultant, and the Committee evaluates the consultant annually.

In 2021, Meridian did not provide any services for the Committee or Cullen/Frost outside of the compensation consulting services outlined above.

During its January 2021 and 2022 meetings, the Committee reviewed the independence of Meridian as its consultant. Specifically, the Committee took into account the six independence factors as adopted by the SEC in Rule 10C-1 under the Exchange Act and applicable NYSE rules. The Committee determined that Meridian is an independent adviser to the Committee.

The Committee’s consultant from Meridian attended all of the regularly scheduled Committee meetings in 2021.

Compensation and Benefits Committee Interlocks and Insider Participation

During the last fiscal year, none of the members of the Compensation and Benefits Committee was or had ever been one of our officers or employees. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or Compensation and Benefits Committee. Some of the members of the Compensation and Benefits Committee, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries and, since January 1, 2021, transactions between these persons and such subsidiaries have occurred, including borrowings. In the opinion of management, all of the transactions have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. On the basis of such review and discussions, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2021.

Charles W. Matthews, Committee Chairman	Samuel G. Dawson

Chris M. Avery	Karen E. Jennings

Anthony R. Chase	Ida Clement Steen

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 19

    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis is included to provide the material information necessary for our shareholders to understand the objectives and policies of Cullen/Frost’s compensation program for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”) and to describe how these policies were implemented for 2021 performance. The following executives were our “Named Executive Officers” for 2021:

Phillip D. Green	Chairman of the Board and Chief Executive Officer of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank

Jerry Salinas	Group Executive Vice President and Chief Financial Officer of Cullen/Frost; Group Executive Vice President and Chief Financial Officer of Frost Bank

Paul H. Bracher	President of Cullen/Frost; Group Executive Vice President and Chief Banking Officer of Frost Bank

Patrick B. Frost	Group Executive Vice President and President of Frost Bank

Jimmy Stead	Group Executive Vice President and Chief Consumer Banking and Technology Officer of Frost Bank

Executive Summary

Cullen/Frost is a financial holding company, headquartered in San Antonio, Texas, with approximately 157 financial centers throughout Texas. We provide a wide range of banking, investment and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley, and San Antonio regions. Founded in 1868, we have helped clients with their financial needs during three centuries. Over the years, we’ve grown significantly, but what hasn’t changed is our commitment to our values and to the relationships we’ve forged. Those relationships include our employees. We believe a key factor in our success is consistency—consistency in culture, philosophy and management, as well as consistency in executive pay philosophy and practices.

At Cullen/Frost, we enjoy a strong history of sound and profitable performance. We believe everyone is significant at our Company and successful performance occurs when everyone works together as a team with common goals. As a result, our executive compensation programs generally focus on total company success. We believe in providing a “square deal” for our shareholders, customers and employees. Therefore, we generally target our executive compensation to be in a competitive range of our peer group while taking into account various other factors, including market conditions, company performance, internal equity and individual experience levels, among other things. Because we believe Cullen/Frost is a safe and sound place to do business, we strive to avoid excessive risk, and do not offer executive compensation programs that would encourage the taking of such risks. Further, we believe that the consistency and continuity of our management team serves to enhance our conservative risk profile. The average tenure with Cullen/Frost of the five Named Executive Officers (as defined above) included in this proxy statement is in excess of 35 years. Finally, we structure our executive compensation programs to align management and shareholder interests.

As we celebrate our 154th anniversary this year, we gratefully acknowledge that we enjoy a very rich history as a company. We appreciate a robust tradition of not only solid financial performance, but of strengthening and enhancing the communities we serve and making people’s lives better. From the very beginning, we have been a values-driven company and we continue to operate our business guided by our core values of integrity, caring and excellence. It is with pride and great anticipation that we carry this heritage and culture into our future.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Key 2021 Company Performance Outcomes.

The year 2021 was another great year for Cullen/Frost.

We achieved a very strong level of net income available to common shareholders of approximately $436 million (as disclosed in our annual report on Form 10-K filed with the SEC on February 4, 2022). This level of net income exceeded budget expectations by 36%.

As a result of our strong performance and consistent with our pay-for-performance compensation philosophy, annual incentives paid to our Named Executive Officers for 2021 performance were paid at 25% above target.

2021 Compensation Actions.    During 2021, taking into account our strong financial performance, our management team’s performance, and the voluntary reductions in compensation for our Named Executive Officers for the year 2021 demonstrating leadership in alignment with our culture, and to ensure our executive team’s compensation remains competitive with our peer group (as described below), the following decisions were made concerning compensation of the Named Executive Officers:

•   Increases to base salary approximating 18% on average effective January 1, 2022;

•   Annual incentive payments for 2021 performance paid in 2022 at 25% above target; and

We believe that our executive
compensation programs successfully
balance elements of fixed
compensation, short-term and
long-term incentives and benefit
programs consistent with our core
values of integrity, caring and
excellence.

• Long-term incentive award grants consisting of 50% performance share units and 50% restricted stock units.

2021 Say On Pay Vote

The 2021 Annual Shareholders Meeting was held on April 28. The shareholders showed their approval of the Company’s executive pay programs with over 98% of all votes cast being in favor of approval of the executive pay programs. The Committee and the Board recognized this strong shareholder support as an endorsement of the Committee’s approach to executive compensation philosophy and programs. Accordingly, for 2021, the Committee continued to administer the same conservative reward programs and to demonstrate the same consistent pay philosophies that have been in place historically.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Objectives of the Compensation Program

The Cullen/Frost compensation program is administered by the Committee. The objectives of the program are to:

•	Reward current performance;

•	Motivate future performance;

•	Enhance risk management;

•	Encourage teamwork;

•	Reinforce commitment to our core values;

•	Remain competitive as compared to the external marketplace;

•	Maintain a position of internal equity among our executive management team;

•	Effectively retain Cullen/Frost’s executive management team; and

•	Increase shareholder value by strategically aligning executive management and shareholder interests.

Design of the Total Compensation Program and Overview of Compensation Decisions Made in 2021

Pay Philosophy/Pay Determination Process

In general, it is Cullen/Frost’s compensation philosophy to target total executive compensation for each of our executives to be in a competitive range of our peer group (as described below). Actual compensation realized by executives is primarily based on the Company’s performance. In addition to external competitiveness, the Committee evaluates the following factors when making compensation decisions for executive officers:

•	Performance (Company, area of responsibility and individual);

•	Internal equity;

•	Experience;

•	Strategic importance;

•	Technical implications such as tax, accounting and shareholder dilution; and

•	Advice from our independent compensation consultants.

The Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for Named Executive Officers.

When reviewing the components of the compensation program, the Committee, together with Mr. Green, the Chief Human Resources Officer, and the Committee’s independent compensation consultant, works to ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, the Committee believes that it is the total package that should be competitive, and not necessarily the individual elements.

Mr. Green makes recommendations to the Committee on the pay levels of his direct reports (including the other Named Executive Officers) for the Committee’s review and approval. The Committee reviews a total compensation tally sheet for Mr. Green annually. Cullen/Frost uses the tally sheet to inform the Committee on Mr. Green’s total compensation and accumulated wealth from the Company’s equity and retirement benefit plans. Mr. Green does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without Mr. Green present, determines the pay levels for Mr. Green to be ratified by the Board. For additional information about the Committee’s compensation-setting process, see the section above entitled “Compensation and Benefits Committee Governance” on page 18.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

The Committee does not maintain a stated policy with regard to the allocation of cash and non-cash components of compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed by the Committee annually.

In general, the Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, previous grant date amounts and values are considered, particularly when establishing long-term incentive award grant levels.

In light of the volatility in the U.S. financial markets and the concern over executive compensation among financial institutions, the Committee has traditionally met at least annually with Executive Officers, including the Chief Risk Officer, along with the Committee’s compensation consultant, to discuss the risk profile of our total executive compensation program for Named Executive Officers. For 2021, the Committee determined that the Company’s total compensation program, which balances fixed compensation (base salary and retirement benefits) and various forms of shorter- and longer-term incentive pay (annual cash incentive and equity compensation), did not encourage excessive or unnecessary risks. See “Relation of Pay Practices to Risk Management” below on page 25 for a further discussion on how we implement compensation policies and practices that are designed to support strong risk management.

Benchmarking and Peer Companies

Under the direction of the Committee, the Company, together with Meridian, the Committee’s independent external compensation consultant, typically conducts an annual competitiveness review of base salary, annual incentive pay and long-term incentive pay at its fall meeting. The competitiveness of other forms of pay is reviewed on a periodic basis, as determined by the Committee.

The review conducted for the Committee’s fall 2021 meeting was the first review in two years. The Committee did not conduct a review of compensation in the fall of 2020 as the Named Executive Officers had voluntarily requested, and the Committee granted, a 10% reduction in base salary and a five percentage point reduction in bonus target for the year 2021. For the 2021 review, the Committee met in the summer to begin discussions of the appropriate parameters for an updated peer group. The Committee focused on the importance of refining the peer group to serve as true peer banks. In assessing a peer group the Committee decided to look at not only asset size but also market capitalization and business focus. In addition, the Committee determined there should be a few larger aspirational peers included in the peer group.

In reviewing banks of comparable size and scope, the Committee considered banks one-half times to two times Cullen/Frost’s asset size. For aspirational peers, the Committee looked at banks of two to four times Cullen/Frost’s asset size. Market capitalization was also considered as a secondary reference point in addition to asset size.

Four of Cullen/Frost’s previously reported peer group banks were removed from the list due to merger and acquisition activity:

•	IBERIA BANK

•	TCF Financial Corporation

•	People’s United Financial, Inc.

•	Sterling Bancorp

After removing these four banks due to merger and acquisition activity, Cullen/Frost would have been at the 67th percentile of the remaining peer banks in terms of asset size and 71st percentile in terms of market capitalization.

Another five banks were removed in an effort to position Cullen/Frost within the median assets range:

•	Associated Banc-Corp

•	Commerce Bancshares, Inc.

•	PacWest Bancorp

•	UMB Financial Corporation

•	Umpqua Holdings Corporation

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Three banks were added to the peer group based on asset size and market capitalization:

•	Comerica Incorporated

•	South State Corporation

•	Zions Bancorporation, National Association

The Committee reviewed a group of six banks identified for potential inclusion as aspirational peers based on their asset size. However, three were eliminated due to one bank having an expected asset size greater than our parameters following an upcoming merger and two banks having differing business focus. This left three banks to serve as aspirational peers:

•	KeyCorp

•	Regions Financial Corporation

•	Huntington Bancshares Incorporated

Following the Committee’s review with Meridian, the Committee established a peer group of the following 22 companies in 2021 to make compensation decisions for 2022. The final peer group is comprised of 19 peers and three aspirational peers. External market data for the peer group was provided by Meridian.

Aspirational Peers:

Huntington Bancshares Incorporated KeyCorp Regions Financial Corporation

Peers:

BankUnited, Inc.

BOK Financial Corporation

Comerica Incorporated

East West Bancorp, Inc.

First Citizens BancShares, Inc.

First Horizon National Corporation

F.N.B. Corporation

Hancock Whitney Corporation

Pinnacle Financial Partners, Inc.

Prosperity Bancshares, Inc.

Signature Bank

South State Corporation

Synovus Financial Corporation

Texas Capital Bancshares, Inc.

Valley National Bancorp

Webster Financial Corporation

Western Alliance Bancorporation

Wintrust Financial Corporation

Zions Bancorporation, National Association

Market data is typically collected by Meridian from multiple published survey sources representing national financial institutions of a similar asset size to Cullen/Frost. The Committee believes that the combination of peer company data and survey data is appropriate in light of Cullen/Frost’s external market for business and executive talent. Accordingly, the Committee uses both of these sources when comparing Cullen/Frost’s executive target aggregate compensation to the external market. The Committee does not utilize any stated weighting of external market data relative to other factors to determine compensation levels of the Named Executive Officers. Instead, the Committee, in consultation with Meridian evaluates the market data, along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Relation of Pay Practices to Risk Management

Key elements of Cullen/Frost’s mission are to build long-term relationships based on safe, sound assets. In support of its mission, our Company has long adhered to compensation policies and practices, described below, that are designed to support strong risk management.

•

We pay base salaries to our employees that are competitive and that represent a significant portion of their compensation and, therefore, do not encourage excessive risk taking to increase compensation. We believe that our Company generally pays a greater share of total compensation to our employees in base salary than do our competitors, which we believe is an effective risk management tool.

•

Annual cash-based incentive compensation, which represents a small percentage of the Company’s total revenue, is awarded to many employees within Cullen/Frost to encourage excellence in delivering value to our customers and sustained superior financial performance to our shareholders.

•

As our Company is dedicated to relationship banking, incentives for business line employees typically emphasize such factors as the level of client contact and success in meeting clients’ overall needs, as well as production volume.

•

Our employees as a group, through long-term equity-based awards and investment in Company stock under the 401(k) Plan (described below) for employees of Cullen/Frost, are significant holders of Cullen/Frost stock which further creates alignment with our shareholders’ interests.

As part of this risk review, the Committee has determined that our compensation policies and practices do not encourage excessive or unnecessary risk-taking behaviors. The Committee, together with our Chief Human Resources Officer and Chief Risk Officer, regularly reviews all plans identified as potentially creating risk, regardless of magnitude, particularly with respect to Executive Officers. Based on the structure of our Company’s longstanding compensation policies and practices, the Committee believes that those compensation policies and practices are not reasonably likely to have a material adverse effect on Cullen/Frost.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Elements of Compensation: The 2021 Compensation Program Detail and Key 2022 Actions

Elements of Compensation

To achieve executive compensation program objectives, compensation is provided to the Named Executive Officers in the following elements:

Base Salary

Base salary is an important element of executive compensation because it provides executives with a fixed amount of monthly income.

Internal and external equity, performance, experience and other factors are considered when establishing base salary. The Committee does not assign a specific weighting to these factors when making compensation decisions.

Base salary changes are generally approved in October of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.

Annual Incentive Compensation

Annual incentive compensation is provided to Named Executive Officers to recognize achievement of annual financial targets and is paid in accordance with the quantitative and qualitative terms of the Annual Incentive Plan for the Chief Executive Officer and the Executive Management Bonus Plan, which covers the other Named Executive Officers.

This award is paid in the form of cash, following the completion of the performance year to which it relates.

Long-Term Incentive Compensation

Long-term incentive compensation in the form of equity-based awards is awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Cullen/Frost, enhance stock ownership opportunities, and increase shareholder value, in each case, over the longer term.

Our long-term incentive awards provide for a three-year performance period for performance share units and a 3-year cliff vesting period for time-based restricted stock units. Time-based restricted stock units issued prior to 2021 generally had a 4-year cliff vesting period. The units granted in 2021 contained a 3-year cliff vest to align with market practices.

Benefits and Perquisites

Cullen/Frost provides an employee benefits package, including retirement, along with health and welfare benefits, to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executive Officers.

Limited perquisites are provided in an effort to remain competitive and to provide certain conveniences that we believe are reasonable. We do not pay tax gross-ups on perquisites.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

2021 Compensation Program Detail

Base Salary

Philosophy and Base Salary Practices

The Committee typically reviews external market data provided by Meridian at its October meeting. The Committee looks at Base Salary levels as well as other components of the Named Executive Officer’s total compensation. Changes to the Named Executive Officer’s base salary are determined in that meeting and generally made effective on January 1st of the following year.

Determination of 2021 Base Salary Levels

During its fall 2020 meeting, the Committee approved 2021 voluntary base salary decreases for all of the Named Executive Officers. Those base salary levels are listed in the chart below and are also shown in the Summary Compensation Table. Please note that Mr. Stead’s base salary was voluntarily reduced by 10% from $400,000 to $360,000, effective January 1, 2021. The Committee, in its discretion, later elected to increase Mr. Stead’s base salary to $450,000 effective June 1, 2021 due to concerns related to external market pressures and the desire to maintain a competitive stance.

Determination of 2022 Base Salary Levels

During its fall 2021 meeting, the committee approved 2022 base salary increases for the Named Executive Officers. The Committee took into account:

•	the voluntary base salary decreases for the Named Executive Officers for the year 2021;

•	the external market data provided by Meridian;

•	internal equity; and

•	any change in responsibility.

The Committee observed that the existing base salary levels of the Named Executive Officers were substantially below the external market. This was partially due to the 2021 base salary decreases and compounded by the growth of the Company and the need for an updated peer group. Accordingly, during its fall 2021 meeting, the Committee approved 2022 base salary increases for the Named Executive Officers. The Committee increased Mr. Stead’s base salary from $450,000 to $550,000 in light of market pressure and increased expectations in his areas of responsibility.

The base salary increases approved by the Committee are as follows:

Named Executive Officer	2020 Base Salary	2021 Base Salary	2022 Base Salary	% Change vs. 2021	% Change vs. 2020

Phillip D. Green	$1,030,000	$927,000	$1,100,000	18.7%	6.8%

Jerry Salinas	587,000	528,300	600,000	13.6%	2.2%

Paul H. Bracher	595,000	535,500	605,000	13.0%	1.7%

Patrick B. Frost	565,000	508,500	565,000	11.1%	—%

Jimmy Stead	397,917	412,500	550,000	33.3%	38.2%

The base salary increases approved by the Committee for the Named Executive Officers became effective January 1, 2022 and approximated an average of 18% of existing base salary. When 2022 increases are compared to 2020 base salaries, the last year before the voluntary base salary decreases, they approximate an average of 10% over the 2020 levels.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Annual Incentive Pay

Philosophy and Practice

Annual incentive pay for our Named Executive Officers is paid under two different plans:

•	Mr. Green participates in the Annual Incentive Plan for the Chief Executive Officer; and

•	The remaining Named Executive Officers participate in the Executive Management Bonus Plan.

The primary focus for both plans continues to be based on achievement of budgeted expectations. Cullen/Frost’s net income budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic, regulatory and interest rate environments are considered, as well as market expectations. The budget must be ratified by the Board.

The structure of the two plans are detailed below:

Annual Incentive Plan for the Chief Executive Officer

In addition to achievement of budgeted expectations, the Annual Incentive Plan for the Chief Executive Officer is based on the following qualitative measures:

Performance Measures	Description

Operating Results	Provides direction so that Cullen/Frost meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership	Leads Cullen/Frost, setting a philosophy—based on the corporate culture, and grounded in our core working values—that is well understood, widely supported, consistently applied, and effectively implemented.

Strategic Planning	Establishes clear objectives and develops strategic policies to support growth in Cullen/Frost’s core business and expansion through organic growth and when appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.

Human Capital Management and Development	Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as chief spokesperson for Cullen/Frost, communicating effectively with all of its stakeholders.

External Relations	Establishes and maintains relationships with the investment community to keep them informed on Cullen/Frost’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations	Works closely with the Board to keep it fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

Executive Management Bonus Plan

The remaining Named Executive Officers participate in the Executive Management Bonus Plan. Annually, an incentive pool is generated based on the financial performance of Cullen/Frost as compared to the budgeted expectations for the year. The incentive pool is funded at target if Cullen/Frost’s financial performance meets our budgeted net income goal and is funded below target if Cullen/Frost’s financial performance falls below budget. A minimum percentage of budgeted net income must be achieved before the annual incentive pool is funded, and no incentive payments are made unless Cullen/Frost attains this

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

minimum threshold. The incentive pool may be funded above target if Cullen/Frost achieves financial performance above budget. The Committee approves the corporate and individual objectives as well as the payment targets, which are expressed as a percentage of the executives’ base salary earnings for the year. There is not a stated cap on this plan. However, over the past decade, and prior to 2021, the most paid to any Named Executive Officer was 15% above the executive’s pre-established annual incentive target for the applicable year.

Individual target levels are established annually. The individual targets are not formula-driven and no specific weighting is targeted for annual incentive pay as a percentage of total compensation. For each of the Named Executive Officers in the Executive Management Bonus Plan, the targets are set at the discretion of the Chief Executive Officer and are approved by the Committee. The incentive targets are based on external market data provided by Meridian, internal equity considerations, and strategic objectives for corporate performance. The individual targets for the next year are reviewed annually at the fall meeting of the Committee and adjusted as deemed appropriate.

Payment amounts for the Named Executive Officers participating in this plan are made based on recommendations of the Chief Executive Officer and approval of the Committee. Annual incentive amounts in excess of, or below, target may be paid at the discretion of the Chief Executive Officer with the approval of the Committee. Before the Chief Executive Officer makes recommendations to the Committee regarding annual incentive payments for the other Named Executive Officers, such recommendations are discussed with Meridian. The Committee has the discretion to approve, disapprove or adjust the Chief Executive Officer’s recommendations.

The primary criterion for annual incentive payments for the Named Executive Officers (other than the Chief Executive Officer) is the measurement of actual net income vs. budgeted net income for Cullen/Frost.

Determination of Target Levels and Payout Levels

In its fall meeting, the Committee generally reviews the competitiveness of the Named Executive Officers’ annual cash incentive target levels. Reviewing market data and discussing internal equity as well as strategic objectives, the Committee makes determinations concerning target levels for the upcoming year.

At its January meeting, the Committee generally reviews performance of the previous year to determine payout of the Annual Cash Incentives. Payouts for Mr. Green are determined by the Committee without Mr. Green present and are presented to the Board for ratification. Payouts for the remaining Named Executive Officers are recommended to the Committee by Mr. Green and are discussed and determined by the Committee.

Determination of 2021 Target Level and Payout for the Chief Executive Officer

For 2021, the Committee reduced Mr. Green’s annual incentive target from 110% of his base salary to 100% of his base salary. To determine Mr. Green’s 2021 annual incentive payment amount, the Committee took into account our strong 2021 net income as compared to budgeted expectations and exercised discretion based on Mr. Green’s 2021 performance under the plan’s qualitative measures shown above and approved by the Committee.

For 2021, the Company’s budgeted level for net income was $320 million. Actual performance for 2021 significantly exceeded this level as the Company realized actual net income available to common shareholders of approximately $436 million.

In light of these factors, taking into account both the qualitative measures shown above, the Board’s assessment of Mr. Green’s effective leadership and the Company’s strong net income as compared to budgeted expectations, the Committee, in its discretion, elected to pay an annual incentive to Mr. Green at 25% above target or $1,158,750.    This was ratified by the Board on January 26, 2022, and is shown in the Summary Compensation Table.

Determination of 2022 Target Level for the Chief Executive Officer

At its October 2021 meeting, the Committee discussed Mr. Green’s annual incentive target for the 2022 performance year. Mr. Green’s then-target of 100% appeared to be significantly below the prevailing target levels of the peer group. Therefore, the Committee elected to increase the annual target incentive from 100% to 125% for 2022. The increased target level for 2022 was ratified by the Board.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Determination of 2021 Target Level and Payout for the Named Executive Officers (other than the Chief Executive Officer)

For 2021, Cullen/Frost observed the following individual targets as a percentage of 2021 base salary for the Named Executive Officers in the Executive Management Bonus Plan:

Named Executive Officer	Incentive Target

Jerry Salinas	70%

Paul H. Bracher	70%

Patrick B. Frost	70%

Jimmy Stead	75%

As previously stated, Cullen/Frost’s actual 2021 net income performance significantly exceeded our budgeted net income goal for 2021, with actual earnings exceeding the budget by 36%. As a result, the Chief Executive Officer recommended to the Committee that annual incentive payments be paid to Mr. Salinas, Mr. Bracher, Mr. Frost and Mr. Stead at 25% over target for 2021. The Committee approved this recommendation. The 2021 annual incentives were paid in February 2022 and are shown in the Summary Compensation Table.

Determination of 2022 Target Levels for the Named Executive Officers (other than the Chief Executive Officer)

In October 2021, the Committee reviewed each Named Executive Officer’s incentive target level. The Committee observed that the existing target levels, most of which were decreased in 2021, were below that of the prevailing external market. As a result, the Committee elected to increase the target levels for 2022 as shown:

Named Executive Officer	2020 Target	2021 Target	2022 Target

Jerry Salinas	75%	70%	80%

Paul H. Bracher	75%	70%	80%

Patrick B. Frost	75%	70%	75%

Jimmy Stead	70%	75%	80%

As previously stated, the target represents a percentage of base salary earnings.

Long-Term Incentive Pay

Philosophy and Grant Practices

In recent years, long-term incentives have been awarded to the Named Executive Officers in the form of half performance share units and half restricted stock units, based on the estimated economic value of awards on the date of grant. The weighting between performance share units and restricted stock units allows Cullen/Frost to strike a balance between performance and retention.

The value of the long-term incentive grant is determined by the Committee, taking into account a variety of factors, including the value of prior year grants when made, external market data, internal equity considerations, individual and company performance, overall share usage, shareholder dilution and cost. No specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

Historically, the Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at its fall meeting. While Cullen/Frost maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information, our practice has been to grant long-term incentive awards on the date of the fall meeting.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Determination of 2021 Long-Term Incentive Awards

Consideration of Award Opportunity and Mix

During its October 2021 meeting, the Committee discussed the competitiveness of the long-term incentive program for the Named Executive Officers. External market data was provided by Meridian. In reviewing peer data, the Committee observed that the long-term incentive opportunities for Cullen/Frost’s Named Executive Officers were significantly lower than the external market. This was partially due to granting long-term incentives in 2020 with a value similar to the prior year combined with the growth of the Company that necessitated an updated and more focused peer group. In light of this comparison, the Committee determined that the long-term incentive opportunities for Cullen/Frost’s Named Executive Officers should be increased to maintain market competitiveness.

In its review, the Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total compensation package overall. In 2021, the Committee took into account the change in the market value of Company stock as compared to the prior year, along with the Committee’s desire to maintain a competitive posture as it relates to award value, and, in its discretion, awarded long-term incentives to the Named Executive Officers at increased levels over the prior year grants. For long-term incentives granted in 2021, the Committee elected to continue to utilize a mix of half performance share units and half restricted stock units, based on the estimated economic value of the awards at the time of grant. The awards granted in 2021 are shown in the Summary Compensation Table and the 2021 Grants of Plan-Based Awards Table.

The Committee believes that the Company’s use of performance share units and restricted stock units continues to create a strong alignment of executive team and shareholder interests.

•	Performance share units align management and shareholder interests and reward executives with shareholder value creation.

•	Restricted stock units create an immediate link to shareholder interests, enhance ownership opportunities and maintain a stable executive team.

2021 Performance Share Units.    The awards granted include a three-year performance period beginning January 1, 2022 and ending December 31, 2024, and will be earned based on an increase in average Pre-Provision Net Revenue as reduced by Net Loan Charge-offs over the three-year period.

This represents a change in metric from the prior year. As part of our growth strategy, we recognize the initial investment in new locations and staffing along with the related impact on our Return on Assets relative to our peer group. In order to truly align our performance award with company strategy and success, the Committee elected to use growth in Pre-Provision Net Revenue as a metric as opposed to the previous metric of relative Return of Average Assets. This move by the Committee was to align the performance metric with the Company’s performance strategy of achieving organic growth by meaningful expansion in existing markets.

Growth in Pre-Provision Net Revenue as adjusted for Net Loan Charge-Offs will allow for a vesting schedule as follows:

Average Growth in Pre-Provision Net Revenue Less Net Loan Charge-Offs	Award Payout Percentage
<13% Growth	0% of Target
13% Growth	50% of Target
19% Growth	100% of Target
25% or more Growth	150% of Target

The vesting of the performance share units is subject to Committee certification and the exercise of downward discretion. Achievement between the 13% and 25% growth levels listed above will be determined based on straight-line interpolation as determined by the Committee, subject to its discretion. The performance metric and vesting schedule were structured to align executives with long-term shareholder value creation, to be competitive and to enhance our retention efforts.

In 2021, performance share units were granted based on a market price of $130.34, the closing price of a share of the Company stock on the date of grant, October 26, 2021.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Calculation of Non-GAAP Measures

Reconciliation of Pre-Provision Net Revenue as adjusted for Net Loan Charge-offs

For Performance Stock Units granted in 2021, issuance is based on the measure of our achievement of growth in Pre-Provision Net Revenue less Net Loan Charge-offs, averaged over the three-performance period, compared to the 2021 base-year amount.

Pre-Provision Net Revenue is calculated as the sum of:

Taxable-equivalent Net Interest Income (excluding the effects of PPP Lending)

plus

Non-Interest Income

less

Non-Interest Expense (excluding the effects of PPP Lending)

For calculation purposes, Pre-Provision Net Revenue will be reduced by actual Net Charge-offs each year of the three-year performance period.

For the 2021 base year, Pre-Provision Net Revenue as adjusted for Net Loan Charge-offs was calculated as the sum of:

Taxable-equivalent Net Interest Income (excluding the effects of PPP Lending)

plus

Non-Interest Income

less

Non-Interest Expense (excluding the effects of PPP Lending)

less

0.30% of Average Total Loans for the year 2021

Performance and Payout of 2018 Performance Share Units.    The performance share units granted to the Named Executive Officers on October 23, 2018 were earned based on performance over a three-year performance period that began on January 1, 2019 and ended on December 31, 2021 with vesting opportunities ranging from 0% to a maximum of 150% of target. The performance criteria established by the Committee to determine the vesting of the performance share units was based on the Company’s Return on Average Assets relative to the peer group. The Committee reviewed the final ranking of the Return on Average Assets of each member of the peer group along with the Company’s Return on Average Assets at a special meeting called for that purpose on March 8, 2022. The Company achieved a 45.8 percentile ranking resulting in a payout to the Named Executive Officers of 91.6% of target.

2021 Restricted Stock Units.    The awards granted in 2021 are scheduled to cliff vest three years after the date of the grant. The Restricted Stock Units granted in prior years generally vested on a four-year cliff vest schedule. At its October meeting, after discussion with the Committee’s consultant from Meridian, the Committee elected to grant the 2021 Restricted Stock Units with a three-year cliff vest schedule. This vesting schedule is considered competitive and encourages long-term value creation.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Benefits

Philosophy and Practice

Cullen/Frost provides a benefits package including health and welfare and retirement benefits, to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executive Officers. The following table provides a brief summary of Cullen/Frost’s retirement benefit programs and those eligible to participate:

Retirement Benefit Plan	Purpose	Named Executive Officer Participation	All Employee Participation
401(k) Plan	A tax-qualified retirement plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests. The 401(k) Plan includes a profit sharing component that is also tax-qualified.
Thrift Incentive Plan	A non-qualified plan to provide benefits comparable to the 401(k) for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.
Profit Sharing Restoration Plan	A non-qualified plan that provides benefits comparable to the Profit Sharing Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.
Retirement Plan(1)	A tax-qualified pension plan to provide for the welfare and future financial security of the employee.
Retirement Restoration Plan(1)	A non-qualified plan to provide benefits comparable to the Retirement Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.

(1)	The Retirement Plan and the Retirement Restoration Plan were frozen to new participants and for purposes of benefit accrual for existing participants on December 31, 2001.

For a detailed description of the above-referenced benefit plans, see the narrative following the 2021 Pension Benefits Table. See the All Other Compensation Table for detail on benefits received by the Named Executive Officers.

Perquisites

Philosophy and Practice

Cullen/Frost offers perquisites for Named Executive Officers as part of a competitive offering and to provide certain conveniences that we believe are reasonable. We do not pay tax reimbursements on perquisites. Further, the Named Executive Officers pay tax on the imputed income associated with perquisites as incurred. The aggregate perquisite value received by each Named Executive Officer is shown in the All Other Compensation Table. Below is a brief summary of the perquisites provided and the rationale for their use:

Physical Examinations

The Named Executive Officers were given the opportunity to undergo a thorough physical examination with the physician of their choice with the cost to be underwritten by Cullen/Frost subject to a cap.

Personal Financial Planning Services

The Named Executive Officers were given the opportunity to engage a financial advisor of their choice to provide personal financial planning services with the cost to be underwritten by Cullen/Frost subject to a cap.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Home Security Services

Home security services are provided to Named Executive Officers in certain instances.

Club Memberships

Club memberships are provided to the Named Executive Officers to be used at their discretion for both personal and business purposes. This provides the Named Executive Officers with the ongoing opportunity to network with other community leaders.

Use of Chartered Aircraft

A charter aircraft service is available to our Company on an as needed basis. This use of charter aircraft is primarily for the Chief Executive Officer to reduce travel time and related disruptions and to provide additional security, thereby increasing his availability, efficiency and productivity. Additionally, when deemed appropriate by the Chief Executive Officer, the charter aircraft service may be extended to the other Named Executive Officers. Mr. Green has been authorized to use a portion of the aircraft for non-business purposes, which should generally not exceed 10 percent of the annual usage. Mr. Green nor any of the other Named Executive Officers, used the charter aircraft for business or non-business purposes during 2021. If Mr. Green were to use the aircraft for non-business purposes in a given year, imputed income rates would be determined using the Standard Industry Fare Level (“SIFL”) and Mr. Green would be subject to appropriate taxation.

Life Insurance

Group life insurance is provided to the Named Executive Officers with a death benefit equal to three times base salary earnings for the most recent year, not to exceed $2,000,000. See the All Other Compensation Table for more detail.

Policies Applicable to Named Executive Officers

Change in Control Severance Plan

Cullen/Frost maintains a Change-in-Control Severance Plan. Previously the Named Executives were under individual letter agreements. The Company moved to a Change-in-Control Severance plan with the same benefit formula. Included in that plan are the Named Executive Officers as well as certain other key employees of the Company. Under the plan:

•

Mr. Green and Mr. Frost would be eligible for severance payments of three times base salary and target annual incentive compensation plus a prorated annual incentive payment for the year of termination.

•

Mr. Salinas, Mr. Bracher and Mr. Stead would be eligible for severance payments of two times base salary and target annual incentive compensation plus a prorated annual incentive payment for the year of termination.

The Committee established the change-in-control benefits at their current level to be competitive, with a primary intent to:

•	help executives evaluate objectively whether a potential change in control is in the best interests of shareholders;

•	help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control; and

•	provide compensation and benefit protection following a change in control that is comparable to the protections available from competing employers.

Benefits under the Change-in-Control plan would become eligible if within two years following a “Change in Control” the Named Executive Officer’s employment is terminated other than by “Cause” or for “Good Reason.” “Cause” is generally defined in the agreements as an executive’s (1) willful and continued failure to substantially perform his duties after delivery of a written demand for substantial performance; (2) willful engagement in conduct materially injurious to Cullen/Frost; or (3) conviction of a felony. “Good Reason” is generally defined in the agreements as the occurrence of one or more of the following (without the executive’s consent): (1) a significant change or reduction in the executive’s responsibilities; (2) an involuntary transfer of the executive to a location that is 50 miles farther than the distance between the executive’s current residence and Cullen/Frost’s headquarters; (3) a significant reduction in the executive’s current compensation; (4) the failure of any successor to Cullen/Frost to assume the executive’s change-in-control agreement; or (5) any termination of the executive’s employment that is not effected pursuant to a written notice which indicates the reasons for the termination.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

“Change in Control’’ is generally defined in the agreements to be:

•	an acquisition of beneficial ownership of 20% or more of Cullen/Frost Common Stock by an individual, corporation, partnership, group, association or other person;

•	certain changes in the composition of a majority of the Board; or

•	certain other events involving a merger or consolidation of Cullen/Frost or a sale of substantially all of its assets.

The Change-in-Control plan also provides for a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three years for Mr. Green and Mr. Frost, and two years for the remaining Named Executive Officers following termination of employment without Cause or for Good Reason. The plan does not provide for any tax gross-up payments. Instead, the plan contains a “net-better” cutback provision, meaning that an executive’s severance and other change-in-control benefits would be cut back to the level that eliminates the excise taxes due to excess parachute payments if such a cutback would put the executive in a better after-tax position than receiving the severance and other change-in-control benefits and paying the corresponding excise tax.

Under the Change-in-Control plan, if the executive becomes entitled to the severance benefits described above, all stock options that did not otherwise vest in conjunction with the change in control would become immediately exercisable and all the vesting restrictions would lapse on all outstanding restricted shares and restricted stock units. Additionally, the performance metric on any outstanding performance share units would be determined to have been earned as of the change-in-control date but the award itself would continue to be subject to the time-based vesting for the remainder of the performance period. The 2015 Omnibus Incentive Plan that was approved by our shareholders in 2015 provides for “double-trigger” vesting of equity-based awards following a change-in-control.

Under the change-in-control agreements, a change in control would have no impact on benefits available to Named Executive Officers under the frozen retirement and retirement restoration plans.

The Committee believes that the Change-in-Control plan is consistent with our objective to remain competitive, as compared to the external marketplace, with our executive compensation program. The Change-in-Control plan does not affect decisions to be made regarding other elements of compensation and with the change to double-trigger equity vesting under these agreements in 2015, we believe we have strengthened our commitment to our originally stated objectives.

For detailed estimated payments upon a qualifying termination following a change in control, please see the Change-in-Control Payments Table.

Cullen/Frost does not maintain any other severance policies or employment contracts for its Named Executive Officers.

Stock Ownership Guidelines

The Committee maintains Stock Ownership Guidelines for Executive Officers and Directors. The guidelines approved by the Committee are:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Three times Base Salary
Outside Directors	Five times Annual Cash Retainer

For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Unvested restricted stock and unvested restricted stock units;

•	Deferred stock units; and

•	Shares owned through Company retirement plans.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Unearned performance share unit awards are not counted as stock ownership for purposes of the Stock Ownership Guidelines.

Any new participants are given five years from the date they become an eligible participant to reach the guideline.

Participants’ actual ownership levels are compared to the stated guidelines by the Chairman of the Board and reviewed by the Committee annually. All Named Executive Officers have satisfied and remain in compliance with the guidelines.

Anti-Hedging Policy

The Committee maintains an Anti-Hedging Policy for Directors and Executives. The policy states that it is inappropriate for any Executive Officer or Director to enter into any financial transaction that reduces the monetary risk associated with owning Cullen/Frost stock.

Policy on Recovery of Awards

Cullen/Frost currently has no written policy with respect to recovery of awards when financial statements are restated. However, in the event of a restatement of Cullen/Frost’s financial statements, we would recover any awards as required by applicable law.

Tax and Accounting Considerations

The Committee makes recommendations to the Board regarding Named Executive Officer compensation in accordance with our compensation philosophy and continues to believe that attracting, retaining and motivating our employees with a compensation program that supports long-term value creation is in the best interests of our shareholders. In reaching decisions on executive compensation, the Committee, as well as the Board, considers the tax and accounting consequences, including that compensation (including performance-based compensation) in excess of $1 million paid to covered executive officers in calendar year 2021 generally will not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986 (the Code).

Conclusion

The Committee strongly believes that our 2021 Compensation Program was competitive from an external standpoint and equitable from an internal standpoint. In addition, we are satisfied that our objectives were met by the program. We fully anticipate continuing to administer an executive compensation program that is conservative, remaining consistent with our corporate philosophy.

PAGE 36	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

    EXECUTIVE COMPENSATION AND RELATED INFORMATION

2021 Compensation

2021 Summary Compensation Table

The Table below gives information on compensation for the Named Executive Officers for 2021:

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Non Equity Incentive Plan Compensation($)(2)	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation($)(4)	Total($)
Phillip D. Green	2021	927,000	2,900,022	1,158,750	—	200,541	5,186,313
Chairman of the Board and CEO of Cullen/Frost, Chairman of the Board and CEO of Frost Bank, a Cullen/Frost subsidiary	2020	1,030,000	2,249,957	226,600	117,316	199,670	3,823,543
	2019	1,010,000	2,250,038	999,900	292,825	210,469	4,763,232

Jerry Salinas	2021	528,300	615,009	462,263	—	33,888	1,639,460
Group Executive Vice President and Chief Financial Officer of Cullen/Frost, Group Executive Vice President and Chief Financial Officer of Frost Bank, a Cullen/Frost subsidiary	2020	587,000	485,027	88,050	81,075	90,607	1,331,759
	2019	575,000	484,950	388,125	110,207	90,193	1,648,475

Paul H. Bracher	2021	535,500	619,914	468,563	4,772	40,622	1,669,371
President of Cullen/Frost, Group Executive Vice President and Chief Banking Officer of Frost Bank, a Cullen/Frost subsidiary	2020	595,000	489,976	89,250	128,134	97,510	1,399,870
	2019	585,000	489,975	394,875	178,097	96,350	1,744,297

Patrick B. Frost	2021	508,500	399,986	444,938	—	108,063	1,461,487
Group Executive Vice President and President of Frost Bank, a Cullen/Frost subsidiary	2020	565,000	359,996	84,750	174,282	96,216	1,280,244
	2019	555,000	359,923	374,625	230,893	106,400	1,626,841

Jimmy Stead	2021	412,500	600,049	386,719	—	26,318	1,425,586
Group Executive Vice President and Chief Consumer Banking and Technology Officer of Frost Bank, a Cullen/Frost subsidiary

(1)

Amounts shown in the Stock Awards column represent the FASB ASC Topic 718 grant date fair value of performance share units and restricted stock units granted during 2021. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards. Amounts shown in the Stock Awards column for 2019 and 2020 similarly represent the grant date fair value of performance share units and restricted stock units granted during those years. See the relevant notes to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the years ended December 31, 2019 and 2020, respectively, for a discussion of the associated assumptions used in the valuation of stock-based compensation awards for those years.

(2)

Amounts shown represent payments under the Annual Incentive Plan for the Chief Executive Officer (with respect to Mr. Green) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers).

(3)	The actuarial present value for both the Retirement Plan and the Restoration Retirement Plan decreased in 2021 for:

•	Mr. Green. The actuarial present value of Mr. Green’s pension benefit decreased by $126,915.

•	Mr. Salinas. The actuarial present value of Ms. Salinas’s pension benefit decreased by $18,858.

•	Mr. Frost. The actuarial present value of Mr. Frost’s pension benefit decreased by $30,716.

•	Mr. Stead. The actuarial present value of Mr. Stead’s pension benefit decreased by $811.

These decreases are in part due to an increase in the discount rate in 2021.

The actuarial present value for both the Retirement Plan and the Restoration Retirement Plan increased in 2021 for Mr. Bracher by $4,772. This was largely related to Mr. Bracher having commenced his benefits under the plan in 2021 and elections made under that benefit.

See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the associated assumptions used in the valuation of these benefits. There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(4)	This column includes other compensation not properly reported elsewhere in this table. The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

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    EXECUTIVE COMPENSATION AND RELATED INFORMATION

All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Thrift Plan Match ($)(2)	Group Term Life ($)	401-K Match ($)	Profit Sharing Contribution ($)(3)	Total ($)

Phillip D. Green	2021	143,751	38,220	1,170	17,400	0	200,541

Jerry Salinas	2021	1,560	14,298	630	17,400	0	33,888

Paul H. Bracher	2021	7,954	14,730	538	17,400	0	40,622

Patrick B. Frost	2021	75,753	13,110	1,800	17,400	0	108,063

Jimmy Stead	2021	—	7,350	1,568	17,400	0	26,318

(1)	Amounts shown include the following perquisites, as applicable:

•	Personal Financial Planning Services;

•	Physical Examinations;

•	Home Security Services; and

•	Club Memberships.

Mr. Green’s perquisites and other personal benefits shown above include home security costs of $126,900. Mr. Frost’s perquisites and other personal benefits shown above includes home security costs of $66,252. These costs represent both the maintenance and updating of security services when necessary.

(2)	Cullen/Frost contributions to the Thrift Incentive Plan.

(3)	There were no contributions made to the Profit Sharing Plan nor the Profit Sharing Restoration Plan in 2021.

2021 Grants of Plan-Based Awards

The following table provides information concerning non-equity awards for 2021 paid in February 2022 under the Bonus Plan for the Chief Executive Officer (with respect to Mr. Green) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers) and each grant of an equity award made to a Named Executive Officer in 2021 under the Cullen/Frost Bankers, Inc. 2015 Omnibus Incentive Plan:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of All Other Stock Awards ($)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)

Phillip D. Green	10/26/21	0	927,000		5,969	11,938	17,907	11,125	1,450,033	2,900,022

Jerry Salinas	10/26/21	0	369,810		1,266	2,532	3,798	2,359	307,472	615,009

Paul H. Bracher	10/26/21	0	374,850		1,276	2,552	3,828	2,378	309,949	619,914

Patrick B. Frost	10/26/21	0	355,950		824	1,647	2,471	1,534	199,942	399,986

Jimmy Stead	10/26/21	0	309,375		1,235	2,470	3,705	2,302	300,043	600,049

(1)	Amounts shown represent the target annual bonus for 2021.

(2)

Amounts shown represent the grant date fair value of the performance share units granted on October 26, 2021, which are earned over a three-year performance period beginning January 1, 2022 and ending December 31, 2024. At the time awards are paid, the Named Executive Officer will be eligible to receive a Dividend Equivalent Payment in an amount equal to the dividends that would have been paid during the Performance Period but only to the extent the underlying Award vests.

(3)

Amounts shown represent the grant date fair value of restricted stock unit awards granted on October 26, 2021, which fully vest on the third anniversary of their grant date. The grant date fair value was $130.34 per share of restricted stock unit, which was the closing price of Cullen/Frost’s stock on the date of grant. Dividend equivalent payments are paid on awards of restricted stock units at the same rate as dividends paid to shareholders generally, which was $0.72 per share in the first and second quarters of 2021 and $0.75 per share in the third and fourth quarters of 2021.

PAGE 38	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

    EXECUTIVE COMPENSATION AND RELATED INFORMATION

Holdings of Previously Awarded Equity

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth outstanding equity awards held by each of our Named Executive Officers as of December 31, 2021:

Outstanding Equity Awards

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Award Vesting Date

Phillip D. Green	10/27/15	34,505	—	—	65.11	10/27/25

	10/23/18						11,338	1,429,382			10/23/22

	10/29/19						11,966	1,508,554	13,121	1,654,164	10/29/23

	10/27/20						16,917	2,132,726	19,433	2,449,918	10/27/24

	10/26/21						11,125	1,402,529	11,938	1,505,024	10/26/24

							51,346	6,473,190	44,492	5,609,106

Jerry Salinas	10/23/12	12,000	—	—	54.56	10/23/22

	10/23/18						2,558	322,487			10/23/22

	10/29/19						2,579	325,135	2,828	356,526	10/29/23

	10/27/20						3,647	459,777	4,189	528,107	10/27/24

	10/26/21						2,359	297,399	2,532	319,209	10/26/24

							11,143	1,404,798	9,549	1,203,842

Paul H. Bracher	10/29/13	8,080	—	—	71.39	10/29/23

	10/28/14	9,820	—	—	78.92	10/28/24

	10/27/15	11,500	—	—	65.11	10/27/25

	10/23/18						2,584	325,765			10/23/22

	10/29/19						2,606	328,538	2,857	360,182	10/29/23

	10/27/20						3,684	464,442	4,232	533,528	10/27/24

	10/26/21						2,378	299,794	2,552	321,731	10/26/24

							11,252	1,418,540	9,641	1,215,441

Patrick B. Frost	10/23/12	10,490	—	—	$54.56	10/23/22

	10/29/13	8,080	—	—	71.39	10/29/23

	10/28/14	9,820	—	—	78.92	10/28/24

	10/27/15	11,500	—	—	65.11	10/27/25

	10/23/18						1,846	232,725			10/23/22

	10/29/19						1,914	241,298	2,099	264,621	10/29/23

	10/27/20						2,707	341,271	3,109	391,952	10/27/24

	10/26/21						1,534	193,391	1,647	207,637	10/26/24

							8,001	1,008,686	6,855	864,210

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 39

    EXECUTIVE COMPENSATION AND RELATED INFORMATION

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Award Vesting Date

Jimmy Stead	10/23/18						1,134	142,963			10/23/22

	10/29/19						1,462	184,314	1,604	202,216	10/29/23

	10/27/20						2,068	260,713	2,375	299,416	10/27/24

	10/26/21						2,302	290,213	2,470	311,393	10/26/24

							6,966	878,204	6,449	813,025

(1)	All options are fully vested.

(2)

All restricted stock units issued in 2021 fully vest on the third anniversary of their grant date. All restricted stock units issued in 2018, 2019 and 2020 fully vest on the fourth anniversary of their grant date. As discussed previously, all Named Executive Officers were awarded restricted stock units in 2021. In the case of the restricted stock units, should the Named Executive Officer retire at or above the age of 65, the units will continue to vest following retirement.

(3)	Market value of Stock Awards shown above are valued at $126.07 per share, the closing price of CFR stock on December 31, 2021.

2021 Option Exercises and Stock Vested

The following table sets forth the value realized by each of our Named Executive Officers as a result of the exercise of options, the vesting of restricted stock units, and the vesting of performance share units in 2021.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Phillip D. Green	96,155	6,447,431	RSU	8,595	1,128,609

			PSU	13,394	1,483,519

Jerry Salinas	48,580	2,937,291	RSU	2,275	298,730

			PSU	3,545	392,644

Paul H. Bracher	22,740	1,030,562	RSU	2,275	298,730

			PSU	3,545	392,644

Patrick B. Frost	12,250	554,086	RSU	1,643	215,742

			PSU	2,560	283,546

Jimmy Stead	3,000	159,269	RSU	1,031	135,381

			PSU	1,607	177,991

The Named Executive Officers did not defer receipt of any amount on exercise or vesting of awards.

PAGE 40	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

    EXECUTIVE COMPENSATION AND RELATED INFORMATION

2021 Post-Employment Benefits

Pension Benefits

The following table details the defined benefit pension plans in which each of our Named Executive Officers participated in 2021:

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefits(3)	Payments During Last Fiscal Year(5)

Phillip D. Green	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1) (4)	21.4167	$810,906	$45,075
Jerry Salinas		15.7500	583,013	—
Paul H. Bracher		20.3334	797,814	14,391
Patrick B. Frost		17.4167	611,579	—
Jimmy Stead		2.6667	10,001	—

Phillip D. Green	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)(4)	21.4167	1,107,739	61,575
Jerry Salinas		15.7500	122,905	—
Paul H. Bracher		20.3334	465,363	8,394
Patrick B. Frost		17.4167	734,746	—
Jimmy Stead		2.6667	—	—

(1)	The Retirement Plan was frozen for new participants and benefit accrual for existing participants on December 31, 2001.

(2)

Because both the Retirement Plan and the Retirement Restoration Plan were frozen as of December 31, 2001, the number of years of credited service shown above for each Named Executive Officer is also as of that date. At the time these plans were frozen, Cullen/Frost adopted the defined contribution Profit Sharing Plan and the accompanying nonqualified Profit Sharing Restoration Plan.

(3)

See Note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the associated assumptions used in the calculation of the present value of the accumulated benefits.

(4)

Under the terms of the Retirement Plan and the Retirement Restoration Plan, Mr. Green, Mr. Salinas, Mr. Bracher and Mr. Frost are eligible for retirement or for early retirement. Eligibility for early retirement is defined as age 55 or older with five years of service. Retirement is defined as age 65 with five years of service. Mr. Stead is not yet eligible for early retirement or for retirement.

(5)

During 2019, Mr. Green attained the age of 65, thereby becoming eligible to commence an in-service benefit under both the Retirement Plan and the Restoration of Retirement Income Plan. At that time, Mr. Green elected to begin receiving his in-service benefit and to use those funds to serve as a force for good for both our employees and the communities we serve. Mr. Green is using the benefit in its entirety to fund a Donor Advised Fund through a third-party administrator. The purpose of the fund is to allow the Company’s employees to play an active role in showing generosity to local charities operating in the communities we serve. Employees are given the opportunity to participate in determining which charities will receive the donated funds. Mr. Green does not participate in the process to determine recipients of the donated funds. During 2021, Mr. Bracher attained the age of 65 thereby becoming eligible to commence an in-service benefit under both the Retirement Plan and the Restoration of Retirement Income Plan. At that time, Mr. Bracher elected to begin receiving his in-service benefit.

401(k) Plan

Cullen/Frost maintains a 401(k) plan that permits each participant to make before- or after-tax contributions in an amount not less than 2% of eligible compensation and not exceeding 50% of eligible compensation and subject to dollar limits in accordance with IRS rules. Cullen/Frost matches 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of eligible compensation. Eligible employees must complete 30 days of service in order to enroll and vest in Cullen/Frost’s matching contributions. Cullen/Frost’s matching contribution is initially invested in Cullen/Frost Common Stock. However, employees may immediately reallocate Cullen/Frost’s matching portion, as well as invest their individual contribution in a variety of investment alternatives offered under the 401(k) plan.

Included in the 401(k) plan is a profit sharing component that covers all employees including the Named Executive Officers. All contributions to this component of the plan are made at the discretion of the Board of Directors. Contributions are allocated to eligible participants uniformly, based upon compensation, age and other factors. Historically, contributions, subject to IRS limits, have approximated 2% of eligible salaries, which is generally defined as base salary plus cash incentives plus additional percentage adjustments for certain age levels. Participants in this profit sharing component of the plan self-direct the investment of allocated

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 41

    EXECUTIVE COMPENSATION AND RELATED INFORMATION

contributions by choosing from a menu of investment options. Contributions are subject to withdrawal restrictions and are vested after three years of service. No contributions were made to the profit sharing component of the 401(k) plan during 2021 including for any of the Named Executive Officers. No distributions were made during 2021 to any of the Named Executive Officers.

Profit Sharing Restoration Plan

Cullen/Frost maintains a separate nonqualified profit sharing plan for certain employees, including the Named Executive Officers, whose participation in the tax-qualified profit sharing component of the 401(k) Plan is limited by IRS rules. Contributions to the Profit Sharing Restoration Plan are made using the same approach as contributions to the profit sharing component of the 401(k) Plan but for eligible compensation dollars earned in excess of IRS limits. Distributions under this plan are made at the same time and in the same form as under the profit sharing component of the 401(k) Plan. No contributions were made to this plan for the Named Executive Officers during 2021. No distributions were made during 2021 from the Profit Sharing Restoration Plan to any of the Named Executive Officers.

Retirement Plan

The tax-qualified Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated) is a defined benefit plan that was frozen on December 31, 2001. This frozen plan provides, subject to IRS limits, a monthly benefit based on a formula-driven percentage of an eligible employee’s final average compensation (defined as base salary and cash incentives and bonuses), based on the highest three years of compensation in the last ten years of service prior to January 1, 2002, and years of credited service as of that date. Participants in this plan are fully vested in their accrued benefits upon attaining age 65 or after five years of service, whichever occurs first.

Retirement Restoration Plan

The nonqualified Restoration of Retirement Income Plan for Participants in the Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), which was also frozen on December 31, 2001, exists to provide benefits comparable to the Retirement Plan for those employees, including the Named Executive Officers whose participation in the Retirement Plan is limited by IRS rules.

Thrift Incentive Plan

Cullen/Frost maintains a nonqualified thrift incentive stock purchase plan (the “Thrift Incentive Plan”) for certain employees, including the Named Executive Officers, whose participation in the 401(k) Plan is limited by IRS rules as an alternative means of receiving comparable benefits. Cullen/Frost uses a similar approach to contributions to the Thrift Incentive Plan as used in the 401(k) Plan, matching 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of base salary only. The value of amounts allocated to a participant is distributed to such participant at the end of each calendar year in the form of common stock.

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis section of this proxy statement, under the existing Change-in-Control Severance Plan, each Named Executive Officer could receive severance payments representing a multiple of base salary and target annual incentive compensation plus a prorated annual incentive payment for the year of termination if such executive were terminated by Cullen/Frost without “Cause” or by the Named Executive Officer for “Good Reason” within two years following a change in control. Multiples are shown below:

Phillip D. Green	Three Times

Jerry Salinas	Two Times

Paul H. Bracher	Two Times

Patrick B. Frost	Three Times

Jimmy Stead	Two Times

PAGE 42	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

    EXECUTIVE COMPENSATION AND RELATED INFORMATION

The severance payment would be made in a lump sum. In addition, the plan calls for a continuation of welfare benefits for either two or three years as discussed in the Compensation Discussion and Analysis. Where applicable, any potential payments under the Change-in-Control plan would be made in compliance with Section 409A of the Internal Revenue Code, which may require certain payments made on separation of service to be deferred for six months. The plan does not provide for a tax gross-up payment. Instead, it includes a “net-better” benefit as previously discussed. Mr. Green and Mr. Stead would have triggered an excise tax under the scenario modeled in the Change in Control table as of December 31, 2021. However, under the “net-better” provision, only Mr. Green would have his benefits under the plan cut back. Please see the Change in Control table following this discussion.

There are no other severance policies or employment contracts in place for the Named Executive Officers and, generally, vesting of unvested stock options and restricted stock/restricted stock unit awards will not accelerate upon termination of employment other than in certain circumstances following retirement of the Named Executive Officer after attaining the age of 65 (i.e. retirement-eligibility).

All outstanding equity awards held by the Named Executive Officers as of December 31, 2021, are subject to double-trigger change in control vesting.

For calculation purposes, the change in control and termination of employment are assumed to have occurred on December 31, 2021, the last business day of the year. The closing price of the stock on December 31, 2021, $126.07, was used to calculate the value of the unvested stock option spread and the value of the unvested restricted stock awards and unvested restricted stock units.

In the event of retirement of a Named Executive Officer, potential payments would consist of:

•	Stock options (that are already fully vested);

•	Restricted stock units that would vest on their original schedule;

•	Performance share units that would continue to vest on their original schedule;

•	Any retirement benefits commenced by the Named Executive Officer under the:

a.	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;

b.	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;

c.	Profit Sharing Plan; and

d.	Profit Sharing Restoration Plan.

For more detail concerning these potential payments at the time of retirement, see the 2021 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at Fiscal Year-End Table, the Pension Benefits Table and the 2021 Post-Employment Benefits discussion above.

Change in Control Qualifying Termination Payments(5)

Name	Cash Severance(1)	Equity(2)	Perquisites/ Benefits(3)	Forfeiture Under Net-Better Benefit(4)	Total

Phillip D. Green	$6,489,000	$12,247,661	$29,742	$(1,648,866)	$17,117,537

Jerry Salinas	2,166,030	2,644,253	36,710	—	4,846,993

Paul H. Bracher	2,195,550	2,669,954	18,016	—	4,883,520

Patrick B. Frost	2,949,300	1,899,154	31,632	—	4,880,086

Jimmy Stead	1,753,125	1,712,200	23,898	—	3,489,223

(1)

The amounts shown above as cash severance for the Named Executive Officers represent severance equal to the base salary and target annual incentive multiplied by three plus the prorated target annual incentive for Mr. Green and Mr. Frost, in both cases, on a termination of employment without Cause or for Good Reason within two years following a change in control (as described above). The cash severance shown for the remaining Named Executive Officers represents the base salary and target annual incentive multiplied by two plus the prorated target annual incentive, in each case, on a without Cause or for Good Reason termination (as described above).

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 43

    EXECUTIVE COMPENSATION AND RELATED INFORMATION

(2)

The amounts shown above represent the difference between the exercise price and the closing market price on December 31, 2021 on the shares underlying stock options along with the value of all unvested restricted stock units and performance share units as of December 31, 2021 using the closing market price on December 31, 2021 of $126.07. In addition, the figures shown include accelerated dividends on the underlying performance share units at target performance levels.

(3)

The amounts shown above represent the value of three years’ health and welfare benefits for Mr. Green and Mr. Frost and two years’ health and welfare benefits for the remaining Named Executive Officers.

(4)

Based on the assumptions described above, the payments and benefits that would have been payable to the Named Executive Officers under the Change-in-Control plan or other plans would have exceeded the safe harbor limit for payments contingent on a change in control set forth in Internal Revenue Code Section 280G for Mr. Green and Mr. Stead. As a result, the payments and benefits described above would have been subject to an excise tax under Internal Revenue Code Section 4999 for both men. However, under the “net-better” provision, only Mr. Green would have forfeited any of his payment. No excise tax would have been triggered for the remaining Named Executive Officers.

(5)

All elements of severance pay and benefits available to the Named Executive Officers under the Change-in-Control plan are attributable to “double trigger” arrangements, which require both a change in control of the Company and a subsequent termination of employment without Cause or for Good Reason within two years.

Pay Ratio

As a result of the adopted rules under the Dodd-Frank Act, the SEC requires disclosure of the CEO to median employee pay ratio.

As shown in the Summary Compensation Table, Mr. Green received total annual compensation in 2021 of $5,186,313. Our median employee’s total annual compensation was $59,106. As a result, the ratio of Mr. Green’s compensation to that of our median employee was approximately 88:1.

To identify our median employee, we used our entire workforce population as of December 31, 2021 and measured compensation based on IRS reportable wages, annualizing the pay of those employees in permanent positions but working less than the whole year. After identifying our median employee, we calculated 2021 annual total compensation for our median employee using the same methodology that we used to determine our CEO’s 2021 annual total compensation for the Summary Compensation Table.

Executive Stock Ownership

The table below lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the Named Executive Officers and by all of the current Directors, and Executive Officers of Cullen/Frost as a group:

	Shares Owned(1)
Name	Amount and Nature of Beneficial Ownership(2)		Percent

Phillip D. Green	150,467	(3)	0.24%

Jerry Salinas	62,577	(4)	0.10%

Paul H. Bracher	159,846		0.25%

Patrick B. Frost	1,140,571	(5)	1.78%

Jimmy Stead	6,805		0.01%

All current Directors and executive officers as a group (21 persons).	2,407,560	(6)	3.76%

(1)

Beneficial ownership is stated as of February 4, 2022. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. The amount beneficially owned includes the following shares of Cullen/Frost Common Stock that the individual had a right to acquire within 60 days upon the exercise of stock options: Mr. Green, 34,505; Mr. Salinas, 12,000; Mr. Bracher, 29,400; Mr. Frost, 29,400; Mr. Stead, -0-; and all Director nominees and executive officers as a group 157,865.

(2)

Includes the following shares allocated under the 401(k) Stock Purchase Plan for which each beneficial owner has both sole voting and sole investment power: Mr. Green, 48,829; Mr. Salinas, 25,282; Mr. Bracher, 43,719; Mr. Frost, 40,975; and Mr. Stead, 2,860.

(3)	Includes (a) 26,985 shares held by trusts for which Mr. Green is a trustee, and (b) 1,100 shares held by Mr. Green’s wife for which Mr. Green disclaims beneficial ownership.

PAGE 44	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

    EXECUTIVE COMPENSATION AND RELATED INFORMATION

(4)	Includes 21 shares held by Mr. Salinas’ daughter.

(5)

Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager (Mr. Frost has sole voting power over all such shares, sole investment power over 70,749 of such shares, and shared investment power over 636,744 of such shares), (b) 2,700 shares held by trusts for Mr. Frost’s children of which Mr. Frost is the trustee, (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership, (d) 334,452 shares held by a trust for which Mr. Frost is the co-trustee with his three brothers (Mr. Frost has no voting power over such shares and shared investment power over all such shares), (e) 200 shares held by a trust for Mr. Frost’s child (Mr. Frost has sole voting power over such shares but no investment power over such shares), (f) 11,184 shares held by a charitable trust of which Mr. Frost is the co-trustee with one of his brothers (Mr. Frost has shared voting and investment power over all such shares), and (g) 1,000 shares held by a trust for which Mr. Frost is the trustee.

(6)	In addition to the foregoing, also includes 260,506 shares allocated under the 401(k) Stock Purchase Plan for which the executive officers have both sole voting power and sole investment power.

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 45

PRINCIPAL SHAREHOLDERS

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as, March 3, 2022, the only persons known by Cullen/Frost to be beneficial owners of more than 5% of the outstanding Common Stock of Cullen/Frost were as follows:

	Voting Authority				Investment Authority			Amount of Beneficial Ownership		Percent of Class
Name and Address	Sole	Shared		None	Sole	Shared	None

Cullen/Frost Bankers, Inc.	222,666	200	(2)	1,057,481	224,808	200	3,841,194	4,066,202	(1)	6.40%
P.O. Box 1600 San Antonio, Texas 78296(1)

State Street Corporation	—	4,020,779		—	—	4,130,140	—	4,130,140		6.48%
One Lincoln Street Boston, Massachusetts 02111

BlackRock, Inc.	4,808,621	—		—	4,992,514	—	—	4,992,514		7.8%
55 East 52nd Street New York, NY 10055

The Vanguard Group	—	27,426		—	5,802,911	79,410	—	5,882,321		9.23%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

Aristotle Capital Management, LLC	6,634,840	—		—	7,362,853	—	—	7,362,853		11.56%
11100 Santa Monica Blvd, Suite 1700 Los Angeles, California 90025

(1)

Cullen/Frost owns no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/Frost’s subsidiary bank, Frost Bank. Frost Bank has reported that the securities registered in its name as fiduciary, or in the names of several of its nominees, are owned by many separate accounts. The accounts are governed by separate instruments, which set forth the powers of the fiduciary with regard to the securities held.

(2)	Does not include 2,786,054.51 shares held by participants in the Cullen/Frost 401(k) Stock Purchase Plan.

PAGE 46	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Certain Cullen/Frost Director nominees, executive officers, and their immediate family members, and their affiliates were customers of, and had transactions with, Cullen/Frost and its subsidiaries in the ordinary course of business during 2021, and additional transactions may be expected to take place in the ordinary course of business. Included in these transactions are banking, property and services transactions involving these related persons and Frost Bank, all of which were made on substantially the same terms, including, in the case of loans and lending commitments, interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Cullen/Frost and did not involve more than the normal risk of collectability or present other unfavorable features.

The offices of the Clearfork Branch of Frost Bank in Fort Worth, Texas are leased on a long-term basis from Clearfork Retail Venture, LLC. Mr. Edwards, a Director of Cullen/Frost, owns a 3.12% interest in Clearfork Retail Venture, LLC. During 2021, lease payments of $255,625 were made by Frost Bank to Clearfork Retail Venture, LLC. The lease payments payable in the future through the end of the lease term total $1,506,615. Also, Dr. Avery, a Director of Cullen/Frost, is Chairman of James Avery Craftsman, Inc. and owns a 49% interest in James Avery Craftsman, Inc. along with members of his family. During 2021, Frost Bank paid $137,750 to James Avery Craftsman, Inc. for service pins awarded to Frost Bank employees.

A sibling of Mr. Frost served in a non-executive officer position of Frost Bank during 2021 and received cash compensation in an aggregate amount of approximately $337,615. In addition, he received equity awards with an aggregate grant date fair value of approximately $99,971. The compensation of Mr. Frost’s sibling is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Frost does not have a material interest in the employment relationship of his sibling nor do any of them share a household.

Policies and Procedures for Review, Approval or Ratification of Related Party Transactions

The Board has adopted a written related-party transaction policy. Cullen/Frost regularly monitors its business dealings and those of its Directors, Director nominees and executive officers to determine whether any existing or proposed transactions would constitute a related-party transaction requiring approval under this policy. In addition, our Code of Business Conduct and Ethics requires Directors and executive officers to notify Cullen/Frost of any relationships or transactions that may present a conflict of interest, including those involving family members. Our Directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related-party transactions.

When Cullen/Frost becomes aware of a proposed or existing transaction with a related party, Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with management and counsel, as appropriate, determines whether the transaction would constitute a related-party transaction requiring approval under this policy. If such a determination is made, management and Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. Such action is then referred to Cullen/Frost’s Corporate Governance and Nominating Committee at its next meeting (or earlier, if appropriate) for review and final determination as it deems appropriate.

In determining whether to approve a related-party transaction, the Corporate Governance and Nominating Committee will consider, among other factors, the following:

•	Whether the terms of the transaction are fair to Cullen/Frost and on the same basis as would apply if the transaction did not involve a related party;

•	Whether there are business reasons for Cullen/Frost to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•

Whether the transaction would present an improper conflict of interest for any related party of Cullen/Frost, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction, and the ongoing nature of any proposed relationship.

Any member of the Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the transaction, but may, if so requested by the Chairman of the Committee, participate in some or all of the Committee’s discussions of the transaction.

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 47

SELECTION OF AUDITORS

(Item 2 On Proxy Card)

The Board recommends that the shareholders of Cullen/Frost ratify the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Ernst & Young LLP has audited the financial statements of Cullen/Frost since 1969.

Neither Cullen/Frost’s Articles of Incorporation nor its Bylaws require that the shareholders ratify the selection of Ernst & Young LLP as its independent auditors. Cullen/Frost is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee will reconsider its determination to retain Ernst & Young LLP, but may elect to continue to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of Cullen/Frost and its shareholders.

The following table provides information on fees incurred by Cullen/Frost to Ernst & Young LLP.

Fees Incurred To Independent Auditors

	2021	2020

Audit Fees(1)	$1,442,843	$1,973,000

Audit-Related Fees(2)	177,390	184,600

Tax Fees(3)	197,930	259,386

All Other Fees	—	—

Total Fees	$1,818,163	$2,417,486

(1)	Audit fees include fees for the audit of management’s assessment of the effectiveness of Cullen/Frost’s internal control over financial reporting.

(2)	Audit-related fees are fees for audits of employee benefit plans and internal control reviews of Frost Wealth Advisors operations.

(3)

Tax fees include fees associated with tax compliance and consulting services. Tax compliance services include the preparation of Federal income tax and Texas franchise tax returns, including estimated tax payments and extension requests. Tax consulting services include routine tax advice and consultation.

The Audit Committee pre-approves each audit and non-audit service provided to Cullen/Frost by Ernst & Young LLP. Pursuant to the Audit Committee’s charter, the Audit Committee has delegated to each of its members the authority to pre-approve any audit or non-audit service to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting. If any shareholder desires to ask Ernst & Young LLP a question, management will ensure that the question is sent to Ernst & Young LLP and that an appropriate response is made directly to the shareholder.

PAGE 48	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

NONBINDING APPROVAL OF EXECUTIVE COMPENSATION

(Item 3 On Proxy Card)

Section 14A of the Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that issuers permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives at least every three years. The Board recommends that, consistent with the nonbinding resolution adopted by the shareholders at the 2017 annual meeting of shareholders, this vote should take place every year.

The proposal gives shareholders the opportunity to vote for or against the following resolution:

“RESOLVED, that the compensation paid to Cullen/Frost Bankers, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote is advisory, which means it will not be binding upon the Board and will not overrule any decision by the Board. However, the Compensation and Benefits Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

We encourage you to carefully review the “Compensation Discussion and Analysis” and “2021 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our compensation policies and procedures are designed to pay for performance in a way that is strongly aligned with the long-term interests of our shareholders. The Compensation and Benefits Committee, which is composed entirely of independent Directors, in consultation with a leading human resources consulting firm, oversees our executive compensation program. (For more information regarding the Compensation and Benefit Committee’s use of consultants, please see Role of Compensation Consultants above.) The Committee continually monitors our policies to ensure that they continue to reward executives for results that are consistent with shareholder interests and strong risk management.

Our Board and our Compensation and Benefits Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board recommends you vote “FOR” this Proposal 3.

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 49

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board in its oversight of: (i) the integrity of Cullen/Frost’s financial statements; (ii) Cullen/Frost’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and Cullen/Frost’s internal audit function. The Audit Committee operates pursuant to a written charter that is available on Cullen/Frost’s website at investor.frostbank.com. The Committee met six times in 2021. The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE’s rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. In addition, the Board has determined that Mr. Chase, Ms. Comparin and Mr. Haemisegger are “audit committee financial experts” within the meaning of the SEC’s rules.

Management of Cullen/Frost is responsible for the preparation, presentation, and integrity of Cullen/Frost’s financial statements, for the effectiveness of internal control over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of Cullen/Frost’s annual consolidated financial statements, for expressing an opinion as to conformity with generally accepted accounting principles, and for auditing management’s assessment of internal control over financial reporting. Members of the Audit Committee are not full-time employees of Cullen/Frost and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Accordingly, as described above, the Audit Committee provides oversight of the responsibilities of management and the independent auditors.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the Securities and Exchange Commission.

Cynthia J. Comparin, Committee Chair	David J. Haemisegger

Anthony R. Chase	Charles W. Matthews

Samuel G. Dawson

PAGE 50	CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires Cullen/Frost’s Directors and executive officers to file reports with the Securities and Exchange Commission relating to their ownership and changes in ownership of Cullen/Frost’s Common Stock. Based on information provided by Cullen/Frost’s Directors and executive officers and a review of such reports, Cullen/Frost believes that all required reports were filed on a timely basis during 2021 except for one Form 3 for Mr. Coolidge E. Rhodes, Jr., an executive officer of Cullen/Frost, filed late due to an inadvertent administrative error.

SHAREHOLDER PROPOSALS

To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in Cullen/Frost’s proxy statement, proxy card and presentation at Cullen/Frost’s 2023 Annual Meeting of Shareholders (currently scheduled to be held on April 26, 2023), a proper shareholder proposal must be received by Cullen/Frost at its principal offices no later than November 17, 2022. For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Cullen/Frost’s 2022 Annual Meeting of Shareholders, timely notice thereof must be received by Cullen/Frost not less than 60 days nor more than 90 days before the date of the meeting (for an April 26, 2023 meeting, the date on which the 2023 Annual Meeting of Shareholders is currently scheduled, notice is required no earlier than January 26, 2023 and no later than February 25, 2023). The notice must be in the manner and form required by Cullen/Frost’s Bylaws. If the date of the 2023 Annual Meeting is changed, the dates set forth above may change.

OTHER MATTERS

Management of Cullen/Frost knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy as to those other matters.

By Order of the Board of Directors,

COOLIDGE E. RHODES, JR.
Group Executive Vice President
General Counsel and Corporate Secretary

Dated: March 17, 2022

A copy of Cullen/Frost’s 2021 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Cullen/Frost Bankers, Inc., Attention: Investor Relations, 111 West Houston Street, Suite 100, San Antonio, Texas 78205. Shareholders may obtain copies of Cullen/Frost’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for its Audit Committee, Compensation and Benefits Committee, Corporate Governance and Nominating Committee, Risk Committee and Technology Committee, by writing to Investor Relations at the same address. In addition, copies are available on Cullen/Frost’s website at investor.frostbank.com.

CULLEN/FROST BANKERS, INC. | 2022 PROXY STATEMENT	PAGE 51

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., EDT, on April 26, 2022

Online Go to www.investorvote.com/CFR or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote “FOR” Proposals 1 and 2 and 3.

1. Election of Directors

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Carlos Alvarez	☐	☐	☐	02 - Chris M. Avery	☐	☐	☐	03 - Anthony R. Chase	☐	☐	☐

04 - Cynthia J. Comparin	☐	☐	☐	05 - Samuel G. Dawson	☐	☐	☐	06 - Crawford H. Edwards	☐	☐	☐

07 - Patrick B. Frost	☐	☐	☐	08 - Phillip D. Green	☐	☐	☐	09 - David J. Haemisegger	☐	☐	☐

10 - Charles W. Matthews	☐	☐	☐	11 - Linda B. Rutherford	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2022.	☐	☐	☐	3. To provide nonbinding approval of executive compensation.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. By signing below, you acknowledge and agree to the terms stated on the reverse.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 P C F

03L6GD

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2021 Annual Report to Shareholders are available at:

http://www.cfrvoteproxy.com

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CFR

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF

SHAREHOLDERS OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints Phillip D. Green and Patrick B. Frost, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 27, 2022 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

(Continued and to be marked, dated and signed, on the reverse)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.